LOAN AGREEMENT by and among GLOWPOINT, INC. AND ITS SUBSIDIARIES, as Borrowers, and MAIN STREET CAPITAL CORPORATION, as Agent, and THE LENDERS FROM TIME TO TIME PARTY HERETO, as Lenders October 17, 2013

Page

Section 1	Definitions And Terms 1

1.1	Definitions 1

1.2	Other Interpretive Provisions 19

1.3	Accounting Principles 21

1.4	Time 21

Section 2	Loan Commitment 21

2.1	Loans 21

2.2	Term Loan Procedure 23

2.3	Permitted Prepayment 23

2.4	Mandatory Prepayment 23

2.5	Joint and Several Obligations 24

2.6	Extension of Revolving Loan Maturity Date 25

Section 3	Terms Of Payment 25

3.1	Note and Payments Generally 25

3.2	Loan Payments 26

3.3	Order of Application 26

3.4	Interest Rate 27

3.5	Default Rate; Late Charge 27

3.6	Interest Calculations 27

3.7	Maximum Rate 27

3.8	Status of Lenders and Treatment of Certain Refunds 28

Section 4	Fees and Expenses 31

4.1	Treatment of Fees and Expenses 31

4.2	Application and Closing Fees 31

Section 5	Conditions Precedent 32

5.1	To Closing 32

5.2	To Initial Term Loan 32

5.3	To Additional Term Loans 35

5.4	To Revolving Loans 37

5.5	No Waiver 37

Section 6	Security 37

6.1	Collateral; After-Acquired Property 37

i

(continued)
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6.2	Financing Statements 38

6.3	Priority 38

Section 7	Representations And Warranties 38

7.1	Existence, Good Standing, and Authority to do Business 38

7.2	Subsidiaries 39

7.3	Authorization, Compliance, and No Default 39

7.4	Binding Effect 39

7.5	Litigation 39

7.6	Taxes 40

7.7	Environmental Matters 40

7.8	Ownership of Assets; Intellectual Property 40

7.9	Liens 41

7.10	Debt 41

7.11	Insurance 41

7.12	Full Disclosure 41

7.13	Place of Business 41

7.14	Use of Proceeds 41

7.15	Employee Plans 42

7.16	Labor Matters 42

7.17	Trade Names 43

7.18	Transactions with Affiliates 44

7.19	Government Regulation 44

7.20	Capitalization 44

7.21	Compliance with Laws; Certain Operations 45

7.22	Solvency 45

7.23	Financials 45

7.24	Absence of Undisclosed Liabilities 46

7.25	Employee Matters 46

Section 8	Affirmative Covenants 47

8.1	Items to be Furnished 47

8.2	Books and Records 50

8.3	Inspections 51

(continued)
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8.4	Taxes 51

8.5	Payment of Obligations and Compliance with Contracts 51

8.6	Indemnification 51

8.7	Maintenance of Existence, Assets, and Business 53

8.8	Insurance 53

8.9	Further Assurances 54

8.10	Compliance with Laws; Environmental and Safety Laws 54

8.11	Expenses 55

8.12	Application of Insurance Proceeds, Eminent Domain, Proceeds and Conditions to Disbursement 55

8.13	Use of Proceeds 56

8.14	Board of Directors 56

Section 9	Negative Covenants 56

9.1	Debt 57

9.2	Liens 57

9.3	Compliance with Laws and Documents 57

9.4	Loans, Advances, and Investments 57

9.5	Distributions 58

9.6	Acquisitions, Mergers and Dissolutions 58

9.7	Assignment 59

9.8	Fiscal Year and Accounting Methods 59

9.9	Sale of Assets 59

9.10	New Businesses 59

9.11	Employee Plans 59

9.12	Transactions with Affiliates 59

9.13	Taxes 60

9.14	Prepayment of Debt; Subordinated Debt 60

9.15	Issuance and Ownership of Equity Securities 60

9.16	Lease Obligations 60

9.17	Capital Expenditures 60

9.18	Amendments or Changes in Agreements 60

9.19	Compensation 61

(continued)
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9.20	Bank Accounts 61

9.21	Negative Pledge 61

Section 10	Financial Covenants 61

10.1	Fixed Charge Coverage Ratio 61

10.2	Funded Debt to EBITDA Ratio 62

Section 11	Default 62

11.1	Payment of Obligation 62

11.2	Covenants 62

11.3	Debtor Relief 62

11.4	Judgments and Attachments 63

11.5	Misrepresentation 63

11.6	Default Under Other Agreements 63

11.7	Validity and Enforceability of Loan Documents 63

11.8	Change of Control, Change of Management or Control Event 63

11.9	Subordination Agreement 63

11.10	Material Adverse Event 64

Section 12	Rights And Remedies 64

12.1	Remedies Upon Default 64

12.2	Borrower Waivers 64

12.3	Performance by Agent 64

12.4	Not in Control 64

12.5	Course of Dealing 65

12.6	Cumulative Rights 65

12.7	Application of Proceeds 65

12.8	Diminution in Value of Collateral 65

Section 13	Agent 65

13.1	Appointment and Authorization of Agent 65

13.2	Rights as a Lender 66

13.3	Exculpatory Provisions 66

13.4	Reliance by Agent 67

13.5	Delegation of Duties 67

13.6	Resignation; Removal of Agent 67

(continued)
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13.7	Non-Reliance on Agent and Other Lenders 68

13.8	No Other Duties, Etc 68

13.9	Agent May File Proofs of Claim 68

13.10	Collateral Matters 69

Section 14	Miscellaneous 70

14.1	Headings 70

14.2	Non-Business Days 70

14.3	Communications 70

14.4	Survival 71

14.5	Governing Law 71

14.6	Invalid Provisions 71

14.7	Multiple Counterparts 71

14.8	Amendments; Conflicts; Successors and Assigns; Participations 72

14.9	Term 73

14.10	Marshaling; Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances 73

14.11	Arbitration 73

14.12	No Implied Waivers; Cumulative Remedies; Writing Required 74

14.13	Electronic Submissions 74

14.14	Jury Waiver 75

14.15	Venue and Service of Process 75

14.16	Marketing and Disclosure Rights of Lenders 76

14.17	Managerial Assistance by Lenders 76

14.18	Entirety 76

v

LOAN AGREEMENT
THIS LOAN AGREEMENT (this “Agreement”) is entered into as of October 17, 2013 (the “Closing Date”), by and among GLOWPOINT, INC., a Delaware corporation (the “Company”) and each of the Company’s Subsidiaries, current and future from time to time party hereto (each, a “Borrower” and collectively, “Borrowers”), and MAIN STREET CAPITAL CORPORATION, a Maryland corporation (“MSCC”, and together with its successors and assigns, individually and collectively, “Lender”), and MSCC, as administrative agent and collateral agent for itself and the other Lenders (in such capacity, “Agent”).
RECITALS
A.    Borrowers have requested that Lenders make (i) senior secured term loans from time to time to Borrowers in an aggregate amount not to exceed $11,000,000, including an initial term loan on the date hereof in an amount equal to $9,000,000, and (ii) senior secured revolving loans in an aggregate amount not to exceed $2,000,000 at any one time outstanding.
B.    Lenders are willing to make the initial term loan and revolving loans to Borrowers and may, but is not obligated to make, such additional term loans to Borrowers, in each case, subject to the terms and conditions in this Agreement.
Accordingly, Borrowers, Agent and Lender agree as follows:
Section 1Definitions And Terms.
1.1    Definitions. As used in the Loan Documents:
AAA is defined in Section 14.11.
ACH Authorization Agreements means those certain Authorization Agreements for Pre‑Authorized Payments (Debit) executed by each Borrower in favor of each Lender.
Accounting Firm is defined in Section 8.1(a)(i).
Additional Term Loans is defined in Section 2.1(b).
Additional Term Loan Commitment means $2,000,000.
Affiliate of a Person means any other Person that directly or indirectly controls, or is controlled by, or is under common control with, that Person and the family members of any such Person that is a natural Person. For purposes of this definition “control,” “controlled by,” and “under common control with” mean possession, directly or indirectly, of power to direct (or cause the direction of) management or policies of a Person, whether through ownership of Equity Securities, Voting Interests or other ownership interests, by contract, or otherwise; provided, however, that any director, executive officer, manager or other Person which owns directly or indirectly ten percent (10%) or more of the securities of any other Person having ordinary voting power for the election of directors or managers shall be deemed to control such other Person. For the purposes of this

Agreement and each other Loan Document, under no circumstances shall Agent or any Lender be deemed to be an Affiliate of any Borrower or any Borrower’s Affiliates.
Agent is defined in the introductory paragraph of this Agreement, and includes any successor Agent appointed pursuant to Section 13.6.
Agreement means this Loan Agreement, as amended, restated, supplemented or otherwise modified from time to time.
Approved Electronic Form is defined in Section 14.13.
Approved Electronic Form Notice is defined in Section 14.13.
Available Revolving Amount means, when determined, the excess of (a) the lesser of (i) the Revolving Loan Commitment and (ii) the Borrowing Base Amount over (b) the Revolving Loan Principal Debt, if any.
Beneficial Ownership and Beneficial Owner have the meanings given them in Rule 13d-3 under the Securities Exchange Act of 1934, as in effect from time to time.
Board of Directors means, with respect to any Person (other than a natural person), the board of managers, board of directors or similar governing body of such Person. The Board of Directors of a limited partnership shall be the Board of Directors of its general partner. The Board of Directors of any limited liability company that is managed by its sole Equityholder shall be the Board of Directors of such sole Equityholder.
Borrower and Borrowers is defined in the introductory paragraph hereto.
Borrower Collateral is defined in Section 6.1(a).
Borrower Pledge Agreement means that certain Pledge Agreement dated the Closing Date, by and among each of Borrowers, as pledgors, and Agent, as secured party for the ratable benefit of Agent and the Lenders, with respect to 100% of each Borrower’s ownership of its respective Subsidiaries, in the form attached hereto as Exhibit B.
Borrowing Base means an amount equal to the product of seventy five percent (75%) of Eligible Accounts Receivable which shall be derived directly from Borrowers’ financial statements and accounting records and shall be determined in accordance with GAAP and on a basis consistent with Borrowers’ historical financial statements.
Borrowing Base Amount means the amount resulting from the calculation of the Borrowing Base as included on the most recent Borrowing Base Certificate submitted pursuant to Section 5.4 or Section 8.1.
Borrowing Base Certificate means a certificate substantially in the form of Exhibit I signed by a Responsible Officer of the Company.

Business Day means any day which is not a Saturday, Sunday, or other day on which commercial banks in Houston, Texas are authorized or obligated to close.
Capital Expenditures means, without duplication, the following: (a) the aggregate amount of Borrowers’ expenditures for fixed or capital assets determined in accordance with GAAP (including replacements, capitalized repairs and improvements but excluding any Insurance Proceeds or Eminent Domain Proceeds used to replace fixed assets in accordance with Section 8.12, following a casualty event or condemnation with respect thereto), plus (b) to the extent not included in clause (a), the aggregate principal portion of all of Borrowers’ payments under any Capital Lease required to be capitalized in accordance with GAAP (excluding the portion thereof allocable to interest expense).
Capital Lease means any lease (or sublease or other similar arrangement conveying the right to use) of property, real or personal, which is required to be classified and accounted for as a liability for a capital lease on a balance sheet of such Person under GAAP, and the amount of such lease shall be the capitalized amount thereof determined in accordance with GAAP.
Cash Distributions means a Distribution made in cash.
Cash Equivalents means (a) United States dollars, (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of less than one year from the date of acquisition, (c) certificates of deposit and Eurodollar time deposits with maturities of less than one year from the date of acquisition, bankers’ acceptances with maturities of less than one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $100,000,000, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) immediately above, (e) commercial paper having the highest rating obtainable from Moody’s or Standard & Poor’s Ratings Services and in each case maturing within nine months after the date of acquisition and (f) interests in money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the type described in clauses (a) through (e) immediately above.
Change of Control means, without the prior written consent of Agent and Lender, the occurrence of any of the following: (a) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation) to any Person (other than a Borrower), in one or a series of transactions, of all or substantially all of the assets of Borrowers taken as a whole; (b) any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act) (but excluding GP Investment Holdings, LLC) becomes the “beneficial owner” (as defined in Rule l3d‑3 under the Securities Exchange Act) of more than 35% of the then outstanding Voting Interests of the Company; or (c) the failure by the Company to own, directly or indirectly, one hundred percent (100%) of the Equity Securities of any other Borrower.
Change of Management means, without prior written consent of Lender, (a) the occurrence of Holst ceasing to be the Chief Executive Officer of the Company performing duties for the Company substantially similar to or greater than those performed by him as of the Closing Date and (b) the Company failing to hire a suitable replacement (as determined by the Company’s Board of Directors) for Holst within ninety (90) days following the date on which Holst (x) ceased to be an employee of the Company or (y) ceased to perform such duties.
Closing means the closing of the Initial Term Loan.
Closing Date is defined in the introductory paragraph of this Agreement.
Collateral is defined in Section 6.3.
Commitment Letter means that certain conditional commitment letter dated July 1, 2013, addressed to the Company by MSCC and accepted and agreed to by the Company.
Company is defined in the introductory paragraph hereto.
Compliance Certificate means a certificate substantially in the form of Exhibit G signed by a Responsible Officer of the Company.
Connection Taxes means, with respect to any Lender, any Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).
Control Event means the occurrence of either of the following: (a) the execution of any agreement, letter of intent, or agreement in principle, with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change of Control or a Change of Management, or (b) the execution of any written agreement which, when fully performed by the parties thereto would result in a Change of Control or a Change of Management, in each case, except for the above which (i) would result in or is conditioned on the full and complete payment of all Obligations or (ii) is non-binding and does not explicitly contemplate any Obligations remaining outstanding.
Current Financials means (a) until the first delivery of consolidated financial statements of Borrowers pursuant to Section 8.1, the Financial Statements, and (b) after the first delivery of consolidated financial statements of Borrowers under Section 8.1, the consolidated financial statements of Borrowers most recently delivered to Lender under Section 8.1 as of the date of determination.
Debt means (without duplication), with respect to any Borrower, (a) all obligations required by GAAP to be classified upon such Borrower’s balance sheet as liabilities, (b) all obligations of such Borrower for borrowed money (whether as a direct obligor on a promissory note, a reimbursement obligor on a letter of credit, a guarantor, or otherwise), excluding the accounting impact of any discount to the GAAP book value of the Debt instrument resulting from the allocation of proceeds from such borrowed money between the Debt instrument and concurrently issued equity interests granted by such Borrower, (c) liabilities to the extent secured (or for which and to the extent the holder of the Debt has an existing right, contingent or otherwise, to be so secured) by any Lien existing on property owned or acquired by such Borrower, (d) Capital Leases and other obligations of such Borrower that have been (or under GAAP should be) capitalized for financial reporting purposes, and (e) all guaranties, endorsements, and other contingent liabilities with respect to Debt or obligations of others. With respect to Borrowers, Debt means the aggregate of the Debt of Borrowers.
Debt Service means, when determined, without duplication, the sum of (a) the principal amount of all Funded Debt scheduled to be paid during the forward 12-month period (other than the current portion of the SRS Note due in the 12 months prior to the maturity date thereof), plus (b) (i) for the first three fiscal quarters ending after the Closing Date, the sum of the (x) the Term Loan Principal Debt times the interest rate applicable to the Term Loan Principal Debt pursuant to Section 3.4 (and Section 3.5, if applicable) plus (y) the average amount drawn under the Revolving Credit Facility during such fiscal quarter times the interest rate applicable to the Revolving Loan Principal Debt pursuant to Section 3.4 (and Section 3.5, if applicable), and thereafter (ii) Interest Expense paid during the most recently completed 12‑month period.
Debtor Relief Laws means Title 11 of the United States Code and all other applicable liquidation, conservatorship, bankruptcy, fraudulent transfer, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar Laws in effect from time to time affecting the rights of creditors generally.
Deed of Trust means, with respect to any real property interest of any Borrower (including but not limited to any fee simple, leasehold or mineral interest), a mortgage, deed of trust or similar instrument in (or otherwise in Proper Form as approved in advance by Agent) executed by any Borrower that grants Agent (for the ratable benefit of Agent and the Lenders) a Lien on such real property interest to secure the performance and payment in full of the Obligation.
Default is defined in Section 11.
Default Rate is defined in Section 3.5.
Deposit Account Control Agreement means, with respect to each deposit account utilized by a Borrower, a Deposit Account Control Agreement by and among such Borrower, Agent and the applicable depository bank, in substantially the form of Exhibit C (or otherwise in Proper Form as approved in advance by Agent).
Director means any member of a Board of Directors of a Borrower.
Distribution for any Person means, (a) with respect to any shares of any capital stock, other equity securities or equivalent interests, or any partnership or membership interest, in each case issued by that Person, (i) the declaration or payment of any dividend or distribution on or with respect to such interests, (ii) the retirement, redemption, purchase, withdrawal, or other acquisition for value of such interests (including the purchase of warrants, rights, or other options to acquire such interests), or (iii) any other payment by that Person with respect to such interests, and (b) any loan or advance by that Person to, or other investment by that Person in, the holder of any Equity Securities, in each case issued by that Person.
Dollar, Dollars or $ mean lawful money of the United States of America.
EBITDA means, without duplication, for any period, Borrowers’ Net Income for such period plus:
(a)    GAAP depreciation, amortization (including deferred financing costs amortization expense), Interest Expense and income taxes, minus
(b)    interest income, plus
(c)    any non-cash compensation charges pursuant to equity incentive plans approved by the Board of Directors, plus
(d)    any non-cash charges (or minus non-cash income) as approved by Lender in writing (including, without limitation, asset impairment charges taken during (x) the fiscal year ending December 31, 2013 in an aggregate amount not to exceed $1,250,000 and (y) any fiscal year ending thereafter, in an aggregate amount not to exceed $500,000, in each case, unless otherwise approved by Lender); plus
(e)    non-recurring charges related to severance costs incurred during (x) the fiscal year ended December 31, 2012 in an aggregate amount not to exceed $50,000, (y) the fiscal year ending December 31, 2013 in an aggregate amount not to exceed $1,250,000, and (z) any fiscal year ending thereafter, in an aggregate amount not to exceed $500,000, in each case, unless otherwise approved by Lender; plus
(f)    non-recurring charges related to acquisition costs incurred during the fiscal year ended December 31, 2012 and the fiscal year ending December 31, 2013, in an aggregate amount not to exceed $450,000, unless otherwise approved by Lender.
EBITDA for any period shall (i) exclude “EBITDA” on a pro forma basis for such period of each Person (or business unit, division or group of such Person) which is sold, transferred or otherwise disposed of by a Borrower during such period, (ii) exclude any Key Man Life Insurance proceeds, and (iii) include “EBITDA” on a pro forma basis for such period of each Person (or business unit, division or group of such Person) acquired by a Borrower during such period, provided that, in respect of an acquisition, the pro forma information shall include the historical financial results of the acquired Person on a pro forma trailing twelve (12) month basis (consistent with SEC regulations), and shall assume that the consummation of such acquisition (and the incurrence, refinancing, or assumption of any Debt in connection with such acquisition) occurred on the first day of the trailing twelve (12) month period.
Electronic Form is defined in Section 14.13.
Eligible Accounts Receivable means, when determined, Borrowers’ consolidated accounts receivable that represent valid obligations of the respective makers thereof, arising from actual sales of completed and delivered products and services actually performed, and evidenced by bona fide invoices or other documentary evidence satisfactory to Agent; provided that Eligible Accounts Receivable shall exclude:
(a)    any such accounts receivable that are subject to any valid defenses, offsets, contests or recovery in whole or in part by the Persons whose purchase gave rise to such accounts receivables or by third parties;
(b)    any such accounts receivable that are due from an Affiliate of any Borrower or any individual who is a relative of any Affiliate of any Borrower by blood or marriage;
(c)    any such account receivable which is not subject to a first priority perfected security interest in favor of Agent;
(d)    any such account receivable which is subject to any Lien other than (i) a Lien in favor of Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of Agent;
(e)    any such accounts receivable that are owed by a Governmental Authority, unless Agent, in its sole discretion, has agreed to the contrary in writing, or the applicable Borrower assigns its right to payment of such accounts receivable to Agent pursuant to the Federal Assignment of Claims Act or has otherwise complied with other applicable statutes or ordinances;
(f)    all accounts receivable owed to Borrowers that are more than ninety (90) days past due;
(g)    accounts receivable from any account debtor with respect to which 25% of the accounts receivable owing by such account debtor are not Eligible Accounts due to clause (f) above;
(h)    to the extent that any individual Person or group of affiliated Persons is obligated on accounts receivable of Borrowers that exceed twenty-five percent (25%) of Borrowers’ total accounts receivable, the portion of such accounts receivable that exceeds twenty-five percent (25%) of Borrowers’ total accounts receivable; and
(i)    any other accounts receivable otherwise deemed unacceptable to Lender in the exercise of its discretion acting in good faith.
Eminent Domain Event means any Governmental Authority or any Person acting under a Governmental Authority institutes proceedings to condemn, seize or appropriate all or part of any asset of a Borrower.
Eminent Domain Proceeds means all amounts received by any Borrower as a result of any Eminent Domain Event.

Employee Plan means an “employee pension benefit plan” (as defined in section 3(2) of ERISA) established, maintained or contributed to by any Borrower.
Environmental and Safety Law means any Law that relates to public health and safety, nuisance, worker health and safety, protection of the environment, pollution or contamination or to standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, sale, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Substances.
Environmental Permits means (a) any statutory or regulatory exemption for which any Borrower qualifies, or (b) any permit, license, confirmation letter, or variance letter issued to or for the benefit of a Borrower (or under which a Borrower operates) by the Environmental Protection Agency, the Colorado Department of Public Health and Environment and New Jersey Department of Environmental Protection, or any other Governmental Authority in connection with or pursuant to any Environmental and Safety Law.
Equity Securities means, with respect to any Person (other than an individual), all of such Person’s issued and outstanding:
(a)    capital stock (including but not limited to common stock and preferred stock), partnership interests, membership interests, equity interests, profits interests, warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or other equity or profits interests of such Person;
(b)    all of the securities convertible into or exchangeable for shares of capital stock, equity or profits interests, warrants, rights or options for the purchase or acquisition from such Person of such shares or interests; and
(c)    all of the other equity or profit interests in such Person, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
Equity Securities of Borrowers means all of the Equity Securities of all of the Borrowers, collectively.
Equityholder means each of, and Equityholders means collectively, with respect to any Person or Persons (other than an individual), the holders of Equity Securities of such Person or Persons, respectively.
ERISA means the Employee Retirement Income Security Act of 1974, as amended, and related rules and regulations.
Excess Cash Flow means, with respect to any fiscal quarter of the Borrowers, an amount equal to (a)  EBITDA minus (b) the sum, without duplication, of the Borrowers’ (i) Taxes paid in cash in such fiscal quarter, (ii) scheduled payments or mandatory prepayments of principal made on any Funded Debt (excluding any such payments made under Section 2.4(e) of this Agreement), in each case, paid in cash in such fiscal quarter, (iii) cash interest paid on any Funded Debt, in such fiscal quarter, and (iv) cash Capital Expenditures made in such fiscal quarter, and plus (or minus) (c) any decrease (or increase) in the Borrowers’ Net Working Capital for such fiscal quarter; provided, that if the result of such calculation is a negative amount, then Excess Cash Flow for such fiscal quarter shall be deemed equal to zero dollars ($0.00).
Excess Cash Flow Calculation Certificate means a certificate substantially in the form of Exhibit J signed by a Responsible Officer of the Company.
Excess Cash Flow Prepayment Date means each of February 15, May 15, August 15 and November 15 of each fiscal year of the Borrowers.
Excluded Taxes means, with respect to any Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender became a party hereto or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.1(b), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 3.8(a) or Section 3.8(b), and (d) any U.S. federal withholding Taxes imposed under FATCA.
Exhibit means an exhibit attached to this Agreement unless otherwise specified.
FATCA means Sections 1471 through 1474 of the Tax Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Tax Code.
Financial Statements is defined in Section 7.23(a).
Fixed Charge Coverage Ratio means, when determined, the ratio of (a) for the most recently completed 12-month period, EBITDA minus Capital Expenditures and cash Taxes and any Cash Distributions and any payments for the redemption of Equity Securities or for the prepayment of any Subordinated Debt to (b) Debt Service.
Flow of Funds Memo means that certain flow of funds memo dated the Closing Date, executed by the Borrowers and Lender and attached hereto as Exhibit E.
Foreign Lender means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

Fully Diluted Basis means, with respect to any Person, the assumption that all options, warrants or other convertible securities or instruments or other rights to acquire Shares or any other existing or future classes of Equity Securities of such Person have been exercised or converted, as applicable, in full, regardless of whether any such options, warrants, convertible securities or instruments or other rights are then vested or exercisable or convertible in accordance with their terms.
Funded Debt means, without duplication, when determined, the following: (a) all obligations of the Borrowers for borrowed money (whether as a direct obligor on a promissory note, a reimbursement obligor on a letter of credit, a guarantor, or otherwise), excluding the accounting impact of any discount to the GAAP book value of the Debt instrument resulting from the allocation of proceeds from such borrowed money between the Debt instrument and concurrently issued equity interests granted by such Person, plus (but without duplication) (b) all Capital Lease obligations of the Borrowers.
Funded Debt to EBITDA Ratio means, when determined, the ratio of the Borrowers’ (a) Funded Debt to (b) EBITDA for the most recently completed 12-month period.
GAAP means generally accepted accounting principles in the United States of America, as in effect from time to time, set out in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
Governmental Authority means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government and includes a private mediation or arbitration board or panel.
Hazardous Substance means (a) any substance the presence of which requires removal, remediation or investigation under any applicable Environmental and Safety Law, (b) any substance that is defined or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance under any applicable Environmental and Safety Law, or (c) petroleum, petroleum products, oil, N.O.R.M. and other radioactive material, chlorides and asbestos.
Holst means Peter Holst.
Immigration Laws means and includes the Immigration Reform and Control Act of 1986 and any and all other federal, state, municipal or other Laws enforced or under the jurisdiction of the U.S. Immigration and Customs Enforcement or otherwise pertaining to or relating to foreign nationals who come to the United States either temporarily or permanently, including (a) the associated legal rights, duties and obligations of aliens and their employers in the United States, (b) employer verification obligations and procedures involved with the employment of foreign nationals, (c) application processes and procedures involved with naturalization of foreign nationals who wish to become United States citizens, and (d) legal issues relating to people who cross U.S. borders by means of fraud or other illegal means, and those who traffic or otherwise illegally transport aliens into the United States, together with any and all regulations promulgated thereunder.
Initial Term Loan is defined in Section 2.1(a).
Initial Term Loan Commitment means $9,000,000.
Insurance Proceeds means all cash and non-cash proceeds in respect of any insurance policy maintained by any Borrower, including (a) proceeds relating to Borrower Collateral, (b) any Key Man Life Insurance proceeds, and (c) any business interruption insurance proceeds.
Intellectual Property Security Agreement means that certain Intellectual Property Security Agreement dated as of the Closing Date, by and among Borrowers, as debtors, and Agent, as secured party for the ratable benefit of Agent and the Lenders, pursuant to which Borrowers granted Agent a Lien in the Collateral (as defined therein) to secure the Obligation, attached hereto as Exhibit K.
Interest Expense means, for any period, without duplication, total interest expense of the Borrowers for such period in respect of all outstanding Debt of the Borrowers, whether paid, accrued, expensed or capitalized, and includes, without limitation, all commissions, discounts, commitment fees and other fees and charges owed in respect of such Debt, including that portion of any lease payment under a Capital Lease which would be treated as interest under GAAP and interest on Debt used to finance working capital.
IRS means the U.S. Internal Revenue Service.
Joinder Agreement is defined in Section 8.9.
Key Man Life Insurance means (a) insurance policies maintained by the Company on the life of Holst for so long as he is an employee or consultant of Borrowers, payable to the Company in an amount equal to $5,000,000, and (b) any other policy of key man life insurance maintained by Borrowers with respect to any other employee or consultant of a Borrower; provided that, with respect to all of the foregoing insurance policies, Agent shall have a first priority assignment and security interest (for the ratable benefit of Agent and the Lenders) in any proceeds received by Borrowers.
Landlord Subordination of Lien means with respect to any real property, a Landlord Subordination of Lien in Proper Form, by and among Agent, the applicable Borrower and the landlord.
Laws means all applicable statutes, laws, treaties, ordinances, rules, regulations, orders, writs, injunctions, decrees, judgments, and the terms of any license or permit issued by any Governmental Authority.
Lender is defined in the introductory paragraph hereto.
Lender Observer and Lender Observers are defined in Section 8.14(a).

Lien means any lien, mortgage, security interest, collateral assignment, pledge, assignment, charge, title retention agreement, or encumbrance of any kind, and any other right of or arrangement with any creditor (whether based on common law, constitutional provision, statute or contract) to have its claim satisfied out of any property or assets, or their proceeds, before the claims of general creditors of the owner of the property or assets.
Liquidity Event means any one of the following: (a) a firmly underwritten public offering of Equity Securities under a registration statement filed by any Borrower under the Securities Act which results in aggregate proceeds to the Borrowers and their Equityholders of at least $20,000,000 (net of underwriting discounts and commissions), or (b) the adoption of a plan relating to the liquidation, dissolution or winding-up of the Company or any other Borrower whose assets comprise all or substantially all of the assets of the Borrowers, taken as a whole.
Litigation means, with respect to any Borrower, any claim, action, arbitration, suit, investigation or administrative or other proceeding pending against or affecting such Borrower by or before any court, arbitrator or Governmental Authority.
Loan means any amount loaned or advanced to or for the benefit of Borrowers by any Lender under this Agreement.
Loan Date means, with respect to any Loan requested by Borrowers under this Agreement, the date on which the applicable funds are transferred to, or made available to, Borrowers.
Loan Documents means (a) this Agreement, certificates delivered under this Agreement and the Schedules to this Agreement, (b) the Notes, (c) the Security Documents, (d) the Flow of Funds Memo, (e) any Loan Request, (f) any Compliance Certificate, (g) any Excess Cash Flow Certificate, (h) any Borrowing Base Certificate, (i) any Joinder Agreement and (j) all other agreements, documents, certificates, and instruments in favor of Lender from time to time delivered to Lender in connection with or under this Agreement, and (k) all renewals, extensions, modifications, supplements, restatements, and replacements of, or substitutions for, any of the foregoing.
Loan Request means a request for a Loan substantially in the form of Exhibit F signed by a Responsible Officer of the Company.
Management Person means the Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Operating Officer, Senior Vice President or any other named executive officer of any Borrower.
Material Adverse Event means any circumstance or event that, individually or collectively with other circumstances or events, may reasonably be expected to result in (a) an impairment of the ability of any Borrower to perform any of its payment or other material obligations under any Loan Document, (b) an impairment of the ability of Agent or any Lender to enforce any of its rights or remedies, or any Borrower’s obligations, under any Loan Document, (c) a material and adverse effect on the business, income, operations, assets, liabilities, property or condition (financial or otherwise) of any Borrower as represented to Agent or any Lender in the initial financial statements delivered to Agent or any Lender (or as otherwise disclosed to Agent or any Lender) on or about the Closing Date, or (d) an adverse effect on any material part of the Collateral.
Maturity Date means the Term Loan Maturity Date and the Revolving Loan Maturity Date, as applicable.
Maximum Rate and Maximum Amount respectively mean, for Lender, the maximum non-usurious rate of interest and the maximum non-usurious amount of interest that, under applicable Law, Lender is permitted to contract for, charge, take, reserve or receive on the Obligation.
Moody’s means Moody’s Investor Services, Inc.
MSCC is defined in the introductory paragraph hereto.
MSCC Revolving Note means a promissory note executed in Proper Form by the Borrowers and made payable to MSCC in an amount equal to MSCC’s Percentage Interest of the Revolving Loan Commitment, and all renewals, increases, modifications, amendments, supplements, restatements and replacements of, or substitutions for, that promissory note.
MSCC Term Note means a promissory note executed in Proper Form by the Borrowers and made payable to MSCC in an amount equal to MSCC’s Percentage Interest of the Term Loan Commitment, and all renewals, increases, modifications, amendments, supplements, restatements and replacements of, or substitutions for, that promissory note.
Net Income means, for any period, the Borrowers’ consolidated net income (or deficit) for such period after taxes (in conformity with GAAP) but before dividends, excluding, without duplication, extraordinary items such as (a) net gain or loss during such period arising from the sale, exchange, or other disposition of capital assets (including fixed assets and capital stock) other than in the ordinary course of business, (b) write-up or write-down of assets, and (c) provision for taxes on any extraordinary item.
Net Proceeds means (a) with respect to any sale, lease, transfer or other disposition of any asset by any Person, the aggregate amount of cash and non-cash proceeds from such transaction received by, or paid to or for the account of, such Person, net of customary and reasonable out-of-pocket costs, fees, and expenses, and (b) with respect to the issuance of Equity Securities, debt securities, Subordinated Debt, or similar instruments, or the incurrence of Debt (other than Permitted Debt), the cash and non-cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection with such issuance. Non-cash proceeds include any proceeds received by way of deferred payment of principal pursuant to a note, installment receivable, purchase price adjustment receivable, or otherwise, but only as and when received.
Net Working Capital means current assets less current liabilities, excluding cash, Funded Debt and any income tax related balance sheet accounts, determined on a basis consistent with GAAP.

Noncompetition Agreement means the Employment Agreement, dated as of January 13, 2013, which contains noncompetition, nondisclosure and nonsolicitation provisions, executed by and among the Company and Holst in the form attached hereto as Exhibit D.
Note means individually, and Notes means collectively, the Term Notes and the Revolving Notes and any other promissory note executed by any Borrower in connection with this Agreement.
Obligation means, collectively, the Loans and all present and future Debt, liabilities and obligations (including indemnities), and all renewals, increases and extensions thereof, or any part thereof, now or in the future owed to Agent or any Lender by any Borrower under any Loan Document, together with all interest accruing thereon, reasonable fees, costs and expenses (including, without limitation, all reasonable attorneys’ fees and expenses incurred in the enforcement or collection thereof) payable under the Loan Documents or in connection with the protection of rights or exercise of remedies under the Loan Documents.
Order means any judgment, injunction, judicial or administrative order or decree granted, made, issued or otherwise promulgated by any Governmental Authority.
Other Taxes means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Connection Taxes imposed with respect to an assignment.
Participant is defined in Section 14.8(c).
Participant Register is defined in Section 14.8(c).
PBGC means the Pension Benefit Guaranty Corporation, or any successor thereof, established under ERISA.
Percentage Interest means, with respect to each Lender, their percentage interest in the Term Loan (calculated as the percentage of the Term Loan Commitment that was funded on the Closing Date by such Lender), which percentage interest may be increased or decreased by such Lender pursuant to an assignment of its Term Loan Commitment or Revolving Loan Commitment after the Closing Date. As of the Closing Date, and unless and until changed by MSCC, the Percentage Interest of MSCC shall be equal to one-hundred percent (100%).
Permitted Debt means
(a)    the Obligation;
(b)    Debt arising from endorsing negotiable instruments for collection in the ordinary course of business;
(c)    purchase money Debt and Capital Lease obligations incurred in the ordinary course of business which, in the aggregate, do not exceed $400,000 at any time;

(d)    trade payables and other current liabilities incurred in the ordinary course of business, including Debt incurred in the ordinary course of business with corporate credit cards;
(e)    Debt among the Borrowers;
(f)    the SRS Note so long as it is at all times subordinated to the Obligation pursuant to the SRS Note Subordination Agreement;
(g)    Debt that also constitutes a permitted investment under Section 9.4;
(h)    Subordinated Debt approved by Lender in writing in its sole discretion;
(i)    reimbursement obligations in connection with letters of credit that are secured by cash or cash equivalents and issued on behalf of the Borrower or a Subsidiary thereof in an amount not to exceed $300,000 at any time outstanding; and
(j)    extensions, refinancings and renewals of any items of Permitted Debt, provided that (i) the principal amount is not increased above the balance at the time of such extension, refinance or renewal (as may have been reduced by any payment thereon) and (ii) the terms are not modified to impose more burdensome terms upon any Borrower or any Subsidiary, as the case may be; provided, further, that to the extent some but not all of the Obligation is refinanced by lenders other than Lender, any new Debt from such other lenders shall be junior and subordinated to the Obligation remaining outstanding.
Permitted Liens means
(a)    Liens directly securing the Obligation;
(b)    Liens which secure purchase money Debt and Capital Lease obligations permitted under clause (c) of the definition of Permitted Debt and which encumber only the assets acquired with such purchase money Debt or the assets subject to such Capital Lease or any proceeds of such assets or books and records directly related to such assets;
(c)    Pledges, deposits or Liens arising or made to secure payment of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits or to participate in any fund in connection with workers’ compensation, unemployment insurance, pensions or other social security programs;
(d)    Easements, rights-of-way, encumbrances and other restrictions on the use or value of real property or any other property or asset which do not materially impair the use thereof and which are not presently in existence;
(e)    Liens for Taxes and Liens imposed by operation of law (including, without limitation, Liens of mechanics, materialmen, warehousemen, carriers and landlords, and similar Liens) provided that (i) the amount secured is not overdue by more than ten (10) days and no Lien has been filed, or (ii) the validity or amount thereof is being contested in good faith by lawful proceedings diligently conducted, reserve or other provision required by GAAP has been made, levy and execution thereon have been (and continue to be) stayed, or payment is fully covered by insurance (subject to the customary deductible);
(f)    Rights of offset or statutory banker’s Liens arising in the ordinary course of business in favor of commercial banks, provided that any such Lien shall only extend to deposits and property in possession of such commercial bank;
(g)    Liens arising from judgments, decrees or attachments in circumstances which do not constitute a Default hereunder;
(h)    the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;
(i)    to the extent permitted under this Agreement, leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor;
(j)    Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets);
(k)    Liens on cash or cash equivalents securing obligations permitted under clause (i) of the definition of Permitted Debt; and
(l)    Liens incurred in connection with the extension, renewal or refinancing of the Debt secured by Liens of the type described in clauses (a) through (k) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness is not increased above the balance at the time of such extension, refinance or renewal (as may have been reduced by any payment thereon); provided, further, that Liens securing any Debt from lenders other than Lender used to partially refinance the Obligation shall be junior and subordinate to Liens securing the Obligation.
Person means any natural person, sole proprietorship, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, syndicate, Governmental Authority or other entity or organization.
Potential Default means the occurrence of any event or the existence of any circumstance that would, with the giving of notice or lapse of time or both, become a Default.

Principal Debt means, when determined, the aggregate outstanding principal balance of the Loans, plus any accrued and unpaid interest added pursuant to Section 3.5.
Projections is defined in Section 7.23(c).
Proper Form means in form and substance satisfactory to Agent and its legal counsel.
Register is defined in Section 14.8(b).
Representative means, with respect to any Person, any representative, officer, director, manager, employee, consultant, contractor, attorney or agent of such Person.
Responsible Officer of a Person (other than an individual) means the President, a Vice President, Chief Executive Officer, Chief Financial Officer, Treasurer, Comptroller, Chief Accounting Officer, or Chief Operating Officer, of such Person.
Retiring Agent is defined in Section 13.6.
Revolving Credit Facility is defined in Section 2.1(c).
Revolving Loan is defined in Section 2.1(c).
Revolving Loan Commitment means $2,000,000.
Revolving Loan Maturity Date means the earliest to occur of the following: (a) the two (2) year anniversary of the Closing Date, as such date may be extended in accordance with Section 2.6 of this Agreement, (b) the acceleration of the maturity of the Loans pursuant to Section 12.1 of this Agreement, (c) the date a Liquidity Event occurs, and (d) the date a Change of Control, Change of Management or a Control Event occurs.
Revolving Loan Principal Debt means, when determined, the aggregate outstanding principal balance of the Revolving Note.
Revolving Note means individually and Revolving Notes means collectively, the MSCC Revolving Note and each other revolving note issued to any Lender hereunder.
S&P means Standard & Poor’s Ratings Group (a division of The McGraw-Hill Companies, Inc.).
Schedule means a schedule attached to this Agreement unless otherwise specified.
SEC is defined in Section 14.16.
Securities Act means the Securities Act of 1933, as in effect from time to time.
Security Agreement means that certain Security Agreement dated as of the Closing Date, by and among Borrowers, as debtors and Agent, as secured party for the ratable benefit of Agent and the Lenders, pursuant to which Borrowers granted Agent a Lien in the Collateral (as defined therein) to secure the Obligation, attached hereto as Exhibit A.
Security Documents means the Security Agreement, any Subordination Agreement, the Intellectual Property Security Agreement, the Borrower Pledge Agreement, any Deed of Trust, any Landlord Subordination of Lien and any Deposit Account Control Agreement, and all related instruments and documents executed and delivered to Agent or any Lender at the Closing or pursuant to Section 6 or Section 8.9, and all documents and UCC financing statements executed in connection with the foregoing to create or perfect a Lien on the Collateral.
Solvent means, with respect to any Borrower, (a) the aggregate fair market value of such Borrower’s assets exceeds such Borrower’s liabilities, (b) such Borrower has sufficient cash flow to enable it to pay its Debts as they mature, and (c) such Borrower does not have unreasonably small capital to conduct its business. In determining whether a Borrower is Solvent, all rights of contribution of each Borrower against other Borrowers under this Agreement, at law, in equity or otherwise shall be taken into account.
SRS Note means that certain unsecured, subordinated promissory note dated October 1, 2012, made by the Company and payable to Shareholder Representative Services, LLC in the principal amount of $2,087,692.00, and all renewals, increases, modifications, amendments, supplements, restatements and replacements of, or substitutions for, that promissory note to the extent permitted by this Agreement.
SRS Note Subordination Agreement means that certain Subordination Agreement dated as of the Closing Date by and among Agent, as agent for the Lenders, and Seller, in the form attached hereto as Exhibit N.
Subordinated Debt means the SRS Note and any other Debt that is contractually subordinated in right of payment, collection, enforcement and lien rights to the prior payment in full of the Obligation pursuant to a Subordination Agreement or otherwise on terms which are reasonably satisfactory to Agent.
Subordination Agreement means (a) the SRS Note Subordination Agreement and (b) any other subordination and intercreditor agreement by and among Agent, as agent for the Lenders, any holder of Subordinated Debt, as subordinated lender, and the Borrowers who are obligated under such Subordinated Debt in Proper Form as approved in advance by Agent.
Subsidiary of any Person means any corporation, partnership or other entity of which such Person is the Beneficial Owner of at least fifty percent (50%) of the Voting Interests.
Taxes means all present or future taxes (including Other Taxes), levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Tax Code means the Internal Revenue Code of 1986, as amended, and related rules and regulations.
Term Loan is defined in Section 2.1(b).
Term Loan Commitment means $11,000,000.
Term Loan Maturity Date means the earliest to occur of the following: (a) the five (5) year anniversary of the Closing Date, (b) the acceleration of the maturity of the Loans pursuant to Section 12.1 of this Agreement, (c) the date a Liquidity Event occurs, and (d) the date a Change of Control, Change of Management or a Control Event occurs.
Term Loan Principal Debt means, when determined, the aggregate outstanding principal balance of the Term Notes.
Term Note means individually, and Term Notes means collectively, the MSCC Term Note and each other term note issued to any Lender hereunder.
Texas Finance Code means V.T.C.A., Finance Code §301.001 et seq.
Total Liabilities means, when determined, for any Person, all obligations required by GAAP to be classified as liabilities upon the balance sheet of such Person, including the aggregate amount of all Debt, liabilities (including tax and other proper accruals) and reserves of such Person.
UCC means the Uniform Commercial Code as adopted in Texas and as amended from time to time.
U.S. Borrower means any Borrower that is a U.S. Person.
U.S. Person means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Tax Code.
U.S. Tax Compliance Certificate has the meaning assigned to such term in Section 3.8(b)(ii)(C).
Voting Interests of any Person means the capital stock, membership interests or other equity interests issued by such Person which has voting power for the election of directors, managers or individuals performing similar functions.
Withholding Agent means any Borrower and Agent.
1.2    Other Interpretive Provisions.
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Words in respect of one gender include each other gender where appropriate.

(b)    With reference to this Agreement and each other Loan Document, unless otherwise specified in this Agreement or in such other Loan Documents,
(i)    Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits and Schedules attached to and forming part of the Loan Document in which such reference appears;
(ii)    the words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof;
(iii)    the terms “to the Borrowers’ knowledge” and “to the knowledge of Borrowers” and any other references to the knowledge or awareness of Borrowers mean to the knowledge of each Borrower; a Borrower shall be deemed to have “knowledge” of a particular fact or matter if any director, officer or key employee of such Borrower is actually aware of such fact or matter or would be reasonably expected to discover or otherwise become aware of such matter in the course of conducting a reasonably prudent investigation under the circumstances concerning the existence of such fact or matter;
(iv)    any references to equity interests or other interests of “Lender” or “Lenders” in any entity, property or assets, and any references to things owned by “Lender” or “Lenders” or obligations owed to “Lender” or “Lenders”, shall include all such equity interests, ownership interests and obligations owned by or owed to MSCC, any other Lenders, and their respective successors and assigns, collectively;
(v)    the term “including” is by way of example and not limitation;
(vi)    the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form; and
(vii)    each reference to the “Lender” or “Lenders” refers to MSCC, any other Lender, and their respective successors and assigns, collectively; provided, that a reference to “Lender” shall mean MSCC, any other Lender, and their respective successors and assigns, individually, if such reference to “Lender” is preceded by a word such as “any”, “each”, “such”, “a”, or “no”, or where the context otherwise suggests that the intent is to refer to MSCC or any other Lenders, and their respective successors and assigns, on an individual basis.
(c)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)    Section headings in this Agreement and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(e)    This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Borrowers, Lender and the other parties thereto and are the products of all parties; accordingly, they shall not be construed against Lender merely because of Lender’s involvement in their preparation.
1.3    Accounting Principles. All accounting and financial terms used in the Loan Documents will be determined in accordance with GAAP. Unless otherwise indicated, all financial calculations in respect of the Borrowers or any Borrower are on a consolidated basis for the Borrowers and defined terms assume that financial information is prepared or calculated on a consolidated basis for the Borrowers in accordance with GAAP. If any changes in GAAP are hereafter required or permitted and are adopted by Borrowers on a consolidated basis with the agreement of their certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, restrictions or standards herein or in the related definitions or terms used therein, the parties hereto agree to enter into negotiations to amend such provisions so as to reflect equitably such changes with the desired result that the criteria for evaluating the financial condition of Borrowers on a consolidated basis shall be the same after such changes as if such changes had not been made; provided, however, that (x) no change in GAAP that would affect the method of calculation of any of the financial covenants, restrictions or standards or definitions of terms used therein shall be given effect in such calculations until such provisions are amended in a manner reasonably satisfactory to Lender and (y) Borrowers shall provide to Lender a written reconciliation in form and substance satisfactory to Lender between calculations of such covenant, restriction, standard or definition made before and after giving effect to such change in GAAP. To the extent that Borrowers and Lender are not able to reach agreement on an acceptable amendment to the Loan Documents to modify any of the financial covenants, restrictions or standards therein or in the related definitions or terms used therein so as to reflect equitably such GAAP changes with the desired result that the criteria for evaluating the financial condition of Borrowers on a consolidated basis shall be the same after such GAAP changes as if such GAAP changes had not been made, then all future calculations of the financial covenants, restrictions or standards therein or in the related definitions or terms used therein shall be calculated on a pro forma basis as if the GAAP changes had not occurred and Borrowers shall provide a reconciliation of any differences between Borrowers’ GAAP financial statements and the pro forma financial statements and other information utilized to prepare the financial covenants, restrictions or standards therein or in the related definitions or terms used therein.
1.4    Time. Unless otherwise specified, all references in this Agreement to times of day shall be references to Central time (daylight or standard, as applicable).
Section 2    Loan Commitment.
2.1    Loans.

(f)    Initial Term Loan. Subject to the terms and conditions of this Agreement, each Lender, severally and not jointly, agrees to make, and hereby makes, a single advance Loan on a non‑revolving basis to Borrowers on the Closing Date, in an amount for such Lender equal to its Percentage Interest of the Initial Term Loan Commitment (the “Initial Term Loan”).
(g)    Additional Term Loan. Subject to the terms and conditions of this Agreement and any other conditions that Agent and each Lender may require (including, without limitation, the payment of fees, the issuance of warrants to Lender and an amendment to this Agreement to specify interest rates and any other terms and conditions applicable to such Additional Term Loan), each Lender, severally and not jointly, may (but is not obligated to) make, at its sole option, additional term Loans on a non‑revolving basis to Borrowers from time to time in minimum increments of $500,000, in an aggregate amount for the Lenders taken as a whole not to exceed its Percentage Interest of the Additional Term Loan Commitment (the “Additional Term Loans” and, collectively with the Initial Term Loan, the “Term Loan”). Each Additional Term Loan shall be subject to and conditioned upon (i) Lender’s approval of the proposed use of proceeds in its sole discretion, and (ii) Lender’s satisfaction, in its sole discretion, that (A) Borrowers are generally executing their business plan and projections, and (B) no Default or Potential Default exists or would result from such Additional Term Loan. Terms of the Additional Term Loan will be agreed to prior to the consummation of such Additional Term Loan and an amendment to this Agreement shall be entered into, if necessary, to evidence such terms.
(h)    Revolving Loan. Subject to the terms and conditions of this Agreement, each Lender, jointly and severally, agrees to loan to Borrowers after the Closing Date (but not on the Closing Date) an amount not to exceed its Percentage Interest of the Revolving Loan Commitment in one or more Loans (each, a “Revolving Loan”), which Borrowers may borrow, repay, and re-borrow under this Agreement (the “Revolving Credit Facility”). Lender’s commitment to lend under the Revolving Credit Facility shall expire upon the earlier to occur of (i) the payment in full of the Term Loan or (ii) 2:00 p.m. on the last Business Day preceding the Revolving Loan Maturity Date; provided that, Borrowers’ obligations and Lender’s rights under the Loan Documents shall continue in effect until the Obligation is paid in full. Each Lender shall fund its Percentage Interest of each Revolving Loan, except as otherwise mutually agreed by the Lenders. In addition to compliance with the conditions precedent specified in Section 5.4, each Revolving Loan shall be subject to the following conditions:
(i)    each Revolving Loan must occur on a Business Day and no later than the Business Day immediately preceding the Revolving Loan Maturity Date;
(ii)    Lender must receive Borrowers’ Loan Request for each Revolving Loan by 10:00 a.m. on the fifth Business Day before the date of the proposed Loan Date;
(iii)    Borrowers shall not request more than one (1) Revolving Loan in any five (5) Business Day period;

(iv)    each Revolving Loan (unless the remaining Available Revolving Amount is less) must be in an amount not less than $100,000 or a greater integral multiple of $100,000;
(v)    no Revolving Loan may exceed the Available Revolving Amount; and
(vi)    after giving effect to any Revolving Loan, the Revolving Loan Principal Debt may not exceed the lesser of (A) the Revolving Loan Commitment and (B) the Borrowing Base Amount.
2.2    Term Loan Procedure. Subject to compliance with Section 5, Borrowers may request (a) the Initial Term Loan by submitting a Loan Request to Lender on the Closing Date, and (b) any Additional Term Loan by submitting a Loan Request to Lender no later than 10:00 a.m. at least ten (10) Business Days prior to the proposed Loan Date.
2.3    Permitted Prepayment. Borrowers may voluntarily prepay any or all of the Principal Debt from time to time as set out below:
(a)    Lender must receive Borrowers’ written or telephonic prepayment notice by 10:00 a.m. on the fifth (5th) Business Day before the date of the proposed prepayment;
(b)    Borrowers’ prepayment notice shall (i) specify the prepayment date and the amount thereof, and (ii) constitute an irrevocable and binding obligation of Borrowers to make such prepayment on the designated date;
(c)    any prepayment pursuant to this Section 2.3 must be made in minimum increments of $100,000 (including any accrued and unpaid interest); provided that if the Principal Debt is less than $100,000 (including any accrued and unpaid interest), any prepayment pursuant to this Section 2.3 must be for the entire amount of the Principal Debt;
(d)    all accrued and unpaid interest on the Principal Debt must also be paid in full on the date of prepayment; and
(e)    any and all prepayments by Borrowers pursuant to this Section 2.3 shall be applied first to reduce the Revolving Loan Principal Debt unless and until the Revolving Loan Principal Debt has been repaid in full and then to the Term Loan Principal Debt.
For the avoidance of doubt, nothing in this Section 2.3 shall apply to any mandatory prepayments made pursuant to Section 2.4.
Except as set forth above in this Section 2.3, Borrowers possess no optional prepayment rights under this Agreement or the Notes. Amounts repaid or prepaid in respect of the Term Notes may not be re-borrowed without Lender’s written consent.

2.4    Mandatory Prepayment.
(a)    If the Term Loan Principal Debt ever exceeds (i) the Initial Term Loan Commitment prior to the Loan Date for any Additional Term Loan, or (ii) after the Loan Date for any Additional Term Loan, the aggregate amount of all Loans funded under the Term Loan, then Borrowers shall promptly prepay the Term Loan Principal Debt in the amount of that excess, together with all accrued and unpaid interest on the principal amount prepaid.
(b)    If the Revolving Loan Principal Debt ever exceeds the lesser of the Revolving Loan Commitment and the Borrowing Base Amount, then Borrowers shall promptly prepay the Revolving Loan Principal Debt in the amount of such excess, together with all accrued and unpaid interest on the principal amount prepaid.
(c)    At Agent’s election, the following amounts may either be applied to the Obligation in accordance with Section 3.3 or retained by the applicable Borrower:
(i)    all Net Proceeds from the disposition of any asset whether or not permitted by Section 9.9 (other than dispositions permitted under Section 9.9(a), (b) or (c)); and
(ii)    all Insurance Proceeds (other than business interruption Insurance Proceeds) and Eminent Domain Proceeds that relate to any Borrower’s assets and that Lender is entitled to receive under Section 8.12 (other than Insurance Proceeds used to restore or replace assets of any Borrower as permitted under Section 8.12(c)).
(d)    Amounts repaid or prepaid in respect of the Term Notes may not be re‑borrowed without Lender’s written consent.
(e)    On each Excess Cash Flow Prepayment Date immediately following the end of each fiscal quarter, beginning with the fiscal quarter ending December 31, 2013 (provided that for the first such fiscal quarter calculation shall be for the period from the Closing Date through December 31, 2013) and continuing until the Principal Debt is paid in full, if Borrowers achieve Excess Cash Flow with respect to any fiscal quarter that is greater than zero dollars ($0.00), then Borrowers shall prepay the Principal Debt in an amount equal to (i) from and after the Closing Date until April 17, 2015, thirty three percent (33%) of such Excess Cash Flow and (ii) thereafter, fifty percent (50%) of such Excess Cash Flow.
(f)    Any and all prepayments by Borrowers pursuant to Sections 2.4(c) or (e) shall be applied first to reduce the Revolving Loan Principal Debt unless and until the Revolving Loan Principal Debt has been repaid in full and then to the Term Loan Principal Debt.

2.5    Joint and Several Obligations.
(a)    The Loans to Borrowers and all other Obligations of Borrowers arising under this Agreement and the other Loan Documents shall constitute the joint and several obligations of Borrowers secured, until their final maturity and payment in full, by all of the Collateral. Notwithstanding the foregoing, at the time the Loans and all other Obligations are paid in full and all commitments in respect thereof have been terminated or expired, Agent shall, at Borrowers’ sole cost and expense, take any and all actions reasonably necessary and requested by the Borrowers to release Agent’s security interest in and to the Collateral.
(b)    Each Borrower acknowledges that: (i) the business operations of each Borrower are interrelated and complement one another, and that such entities have a common business purpose, (ii) to permit their uninterrupted and continuous operations, Borrowers now require the funds from Lender as set forth in the Loan Documents, and (iii) each Borrower has determined that the execution, delivery and performance of this Agreement and any other Loan Documents to which such Borrower is a party is within its purpose, will be of direct and indirect benefit to such Borrower, and is in the best interest of such Borrower.
2.6    Extension of Revolving Loan Maturity Date.
(a)    Provided that no Default or Potential Default exists, not earlier than ninety (90) days prior to, nor later than sixty (60) days prior to the Revolving Loan Maturity Date then in effect, the Company may, upon written notice to Agent, elect to extend such Revolving Loan Maturity Date until the immediately succeeding one-year anniversary of such Revolving Loan Maturity Date; provided that the Company may exercise this right on no more than three consecutive occasions.
(b)    As a condition precedent to such extension, (i) each Borrower shall deliver to Agent a certificate of such Borrower dated as of the proposed extension effective date signed by a Responsible Officer of such Borrower certifying and attaching the resolutions adopted by such Borrower authorizing such extension or confirming that those previously delivered pursuant to Section 5.2(a) remain in full force and effect and have not been amended or rescinded, as the case may be, (ii) each Borrower shall deliver to Agent a certificate of such Borrower dated as of the proposed extension effective date signed by a Responsible Officer of such Borrower certifying that, (A) immediately before and after giving effect to such extension, the representations and warranties of such Borrower contained in the Loan Documents are true and correct in all material respects (except to the extent that such representations and warranties speak to a specified date, in which case they are true and correct in all respects as of such date), (B) immediately before and after giving effect to such extension, no Default or Potential Default exists or will exist, and (C) since the most immediately preceding fiscal year end of Borrower, there has not occurred a Material Adverse Event and (iii) Borrowers shall pay to Lender a commitment fee in an amount equal to $10,000 which is one-half percent of one percent (0.5%) of the amount of the Revolving Loan Commitment.

Section 3    Terms Of Payment.
3.1    Note and Payments Generally.
(a)    Upon request by any Lender, Borrowers’ Debt in respect of the Loans shall be evidenced by the Notes. Each Borrower hereby irrevocably authorizes Lender to make (or cause to be made) appropriate notations on the grids attached to the Notes (or on any continuation of such grids or, at Lender’s option, in its records), which notations, if made, shall evidence, inter alia, the date of and the outstanding principal balance of the portion of the Loans evidenced thereby. Such notations shall be rebuttably presumptive evidence of the subject matter thereof absent manifest error; provided, however, that the failure to make any such notations shall not limit or otherwise affect any obligations of any Borrower.
(b)    Except as otherwise required by applicable Law, Borrowers must make each payment on the Obligation, without offset, counterclaim or deduction, free and clear of all Taxes (other than Excluded Taxes) and without any withholding, restriction or condition imposed by any Governmental Authority to Lender’s designated depositary accounts or to Lender’s designated principal offices, in funds that will be available for immediate use by Lender by 11:00 a.m. on the day due. If any Withholding Agent is required by applicable Law to deduct any such amounts from or in respect of any sum payable hereunder to Lender, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, Lender receives an amount equal to the sum it would have received had no such deductions been made. Payments received after the time noted in the first sentence of this subsection (b) will be deemed received on the next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a date other than a Business Day, such payment shall be made on the immediately preceding Business Day.
3.2    Loan Payments.
(f)    Term Loan Interest. Beginning November 1, 2013 and continuing until the Term Loan Principal Debt is paid in full and all accrued interest thereon, Borrowers shall pay to Lender all accrued and unpaid interest on the Term Loans monthly in arrears on the first day of each month.
(g)    Revolving Loan Interest. Beginning on the first day of the first calendar month following the initial Revolving Loan funded by Lender pursuant to this Agreement, and continuing until the Revolving Credit Facility is terminated and the Revolving Loan Principal Debt and all accrued interest on the Revolving Loan Principal Debt is paid in full, Borrowers shall pay to Lender, on the first day of each calendar month, all accrued and unpaid interest on the Revolving Loan Principal Debt.
(h)    ACH Payments. Borrowers shall execute and deliver the ACH Authorization Agreements on the Closing Date and shall make, or cause to be made, such interest payments when due by ACH transfer or automatic debit from Borrowers’ accounts into Lender’s accounts as designated on attached Schedule 1 or such other accounts as Borrowers and Lender may agree in writing.

(i)    Payment at Maturity. All outstanding Principal Debt and all accrued and unpaid interest on the Principal Debt are due and payable, and each Borrower promises to pay all outstanding Principal Debt and all accrued and unpaid interest on the Principal Debt, on the Maturity Date.
3.3    Order of Application.
(g)    If no Default or Potential Default exists, all payments, permitted prepayments, and mandatory prepayments shall be applied as specified in this Agreement, and if not specified, such payments shall be applied among principal, interest, fees, expenses, late charges, collection costs, and other charges under the Loan Documents for which Lender has not been paid or reimbursed at Lender’s sole discretion.
(h)    At any time a Default or Potential Default exists, all payments (including the proceeds from the exercise of any rights by Agent, any Lender or Borrower) shall be applied among principal, interest, fees, expenses, late charges, collection costs, and other charges under the Loan Documents for which Lenders have not been paid or reimbursed at each such Lender’s sole discretion.
(i)    Unless otherwise agreed to by Lenders, any payment, permitted prepayment and mandatory prepayment under the Loan shall be applied between the Notes in proportion to the Percentage Interests of Lenders.
3.4    Interest Rate.
(c)    Term Loan Interest Rate. Except as otherwise provided in this Agreement, the Term Loan Principal Debt shall accrue interest at an annual rate equal to the lesser of (i) twelve percent (12.0%) per annum and (ii) the Maximum Rate.
(d)    Revolving Loan Interest Rate. Except as otherwise provided in this Agreement, the Revolving Loan Principal Debt shall accrue interest at an annual rate equal to the lesser of (i) eight percent (8.0%) and (ii) the Maximum Rate.
(e)    Changes in Maximum Rate. Each change in the Maximum Rate is effective as of the effective date of such change without notice to Borrowers or any other Person.
3.5    Default Rate; Late Charge. To the extent permitted by Law, upon the occurrence and during the continuation of any Default, (a) the Term Loan Principal Debt shall accrue interest, payable on demand, at an annual rate equal to the lesser of (i) fifteen percent (15.0%) per annum and (ii) the Maximum Rate and (b) the Revolving Loan Principal Debt shall accrue interest at an annual rate equal to the lesser of (i) eleven percent (11.0%) and (ii) the Maximum Rate (such interest rate, as applicable, the “Default Rate”). Subject to Section 3.7, each Lender may, to the extent permitted by Law, in its sole discretion, add accrued and unpaid interest to the Principal Debt after any such amount is due in accordance with this Agreement, and such amount will accrue interest until paid at the applicable interest rate.

3.6    Interest Calculations. Interest and fees on the Loans and all other amounts due under any Loan Document will be calculated on the basis of actual number of days elapsed (including the first day but excluding the last day) but computed as if each calendar year consisted of 360 days (unless such computation would result in an interest rate in excess of the Maximum Rate or interest in excess of the Maximum Amount, in which event the computation is made on the basis of a year of 365 or 366 days, as the case may be). All interest rate determinations and calculations by Lender are presumptively correct absent manifest error.
3.7    Maximum Rate. Regardless of any provision in any Loan Document, it is the intention of Borrowers and Lender that Lender not (a) contract for, charge, take, reserve, receive, or apply, as interest on all or any part of the Obligation any amount in excess of the Maximum Rate or the Maximum Amount or (b) receive any unearned interest, in violation of any applicable Law. If any acceleration of the maturity of the Notes, the Obligation or any payment under the Loan Documents produces a rate in excess of the Maximum Rate, or if Lender shall for any reason receive any such unearned interest, or if any transaction contemplated hereby or by any other Loan Document would otherwise be usurious under applicable Law, then (i) the aggregate of all interest under applicable usury laws that is contracted for, charged, taken, reserved, received or applied under this Agreement, or under any of the other Loan Documents or otherwise shall under no circumstances exceed the Maximum Amount, (ii) no Borrower nor any other Person shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Amount, (iii) any excess or unearned interest shall be deemed to be and shall be treated as a partial prepayment or repayment of principal and any remaining excess or unearned interest will be refunded to Borrowers, and (iv) the provisions of this Agreement, the Notes and the other Loan Documents immediately shall be deemed reformed, without the necessity of the execution of any new document or instrument, so as to comply with all applicable usury laws. In determining whether interest paid or payable exceeds the Maximum Rate or the Maximum Amount, Borrowers and Lender shall, to the maximum extent permitted under applicable Law (w) treat all Loans as a single extension of credit (Lender and Borrowers agree that such is the case), (x) characterize any non-principal payment as an expense, fee or premium rather than as interest, (y) exclude voluntary prepayments or repayments and their effects, and (z) amortize, prorate, allocate and spread the total amount of interest throughout the entire contemplated term of the Obligation. However, if the Obligation is paid in full before the end of its full contemplated term, and if the interest received for its actual period of existence exceeds the Maximum Rate or the Maximum Amount, Lender shall refund any excess (and Lender may not, to the extent permitted by Law, be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Amount). If the Laws of the State of Texas are applicable for purposes of determining the “Maximum Rate” or the “Maximum Amount,” the “Maximum Rate” may not exceed the “weekly ceiling” from time to time in effect under Chapter 303 of the Texas Finance Code. If the applicable Law is amended in the future to allow a greater rate of interest to be charged under this Agreement than is presently allowed by applicable Law, then the “Maximum Rate” shall be increased to the maximum rate of interest allowed by applicable Law as amended, which increase shall be effective hereunder on the effective date of such amendment, to the extent permitted by applicable Law. Borrowers agree that Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving tri-party accounts), does not apply to the Obligation, other than § 346.004.

3.8    Status of Lenders and Treatment of Certain Refunds.
(a)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company, at the time or times reasonably requested by the Company, such properly completed and executed documentation reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company as will enable the Company to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.8(b)(i), (ii) or (iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(b)    Without limiting the generality of the foregoing in the event that any Borrower is a U.S. Borrower:
(i)    any Lender that is a U.S. Person shall deliver to the Company on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of the Company), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(ii)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of the Company), whichever of the following is applicable:
(A)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)    executed originals of IRS Form W-8ECI;
(C)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Tax Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Tax Code, a “10 percent shareholder” of any U.S. Borrower within the meaning of Section 881(c)(3)(B) of the Tax Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Tax Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or
(D)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner;
(iii)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of the Company), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made; and
(iv)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Tax Code, as applicable), such Lender shall deliver to the Company at the time or times prescribed by law and at such time or times reasonably requested by the Company such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Tax Code) and such additional documentation reasonably requested by the Company as may be necessary for the Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (F), “FATCA” shall include any amendments made to FATCA after the date hereof.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company in writing of its legal inability to do so.
(c)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of, or credit with respect to, any Taxes as to which a Borrower has paid an additional amount under Section 3.1(b), it shall pay to such Borrower an amount equal to such refund (but only to the extent of additional payments made under Section 3.1(b) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Borrower, upon the request of the party who has received the refund, shall repay to such party the amount paid over pursuant to this paragraph (c) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (c), in no event will the party who receives a refund of Tax pursuant to this paragraph (c) be required to pay any amount to a Borrower pursuant to this paragraph (c) the payment of which would place the party receiving the refund in a less favorable net after-Tax position than the party would have been in if the Tax giving rise to such refund had not been deducted, withheld or otherwise imposed and the additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrowers or any other Person.]
Section 4    Fees and Expenses.
4.1    Treatment of Fees and Expenses. To the extent permitted by Law, the fees and expenses described in this Section 4 (a) do not constitute compensation for the use, detention, or forbearance of money, (b) are in addition to, and not in lieu of, interest and expenses otherwise described in this Agreement, (c) are payable in accordance with Section 3.1(b), (d) are non‑refundable, (e) accrue interest, if not paid when due, at the Default Rate, and (f) are calculated on the basis of actual number of days elapsed (including the first day but excluding the last day), but computed as if each calendar year consisted of 360 days (unless computation would result in an interest rate in excess of the Maximum Rate or interest in excess of the Maximum Amount, in which event the computation is made on the basis of a year of 365 or 366 days, as the case may be); provided, that the fees described in this Section 4 are in all events subject to the provisions of Section 3.7.
4.2    Application and Closing Fees.
(j)    Initial Term Loan. On the Closing Date, Borrowers shall pay to Lender (i) an application fee in an amount equal to $90,000, which is equal to one percent (1.0%) of the Initial Term Loan, and (ii) a closing fee in an amount equal to $135,000, which is equal to one and one-half of one percent (1.5%) of the Initial Term Loan. Lender may in its sole discretion elect to deduct such fees from the Initial Term Loan.

(k)    Additional Term Loan. On the Loan Date for any Additional Term Loan, Borrowers shall pay to Lender (i) an application fee in an amount equal to one percent (1.0%) of the amount of such Additional Term Loan, and (ii) a closing fee in an amount equal to one and one-half of one percent (1.5%) of the Additional Term Loan. Lender may in its sole discretion elect to deduct such fees from the applicable Loan.
(l)    Revolving Loan.
(i)    On the Closing Date, Borrowers shall pay to Lender an commitment fee with respect to the Revolving Loan in an amount equal to $10,000, which is equal to one-half of one percent (0.50%) of the Revolving Loan Commitment. In addition, on the Loan Date for any Revolving Loan, Borrowers shall pay to Lender a closing fee in an amount equal to one percent (1.0%) of the amount of each draw under the Revolving Credit Facility that represents an increase above the highest amount previously outstanding under the Revolving Credit Facility, with a maximum total fee payment of $20,000 over the life of the Revolving Credit Facility, which is equal to one percent (1.0%) of the Revolving Loan Commitment. Agent may in its sole discretion elect to request that Lenders deduct such fees from the applicable Loan.
(ii)    Beginning November 1, 2013 and continuing until the Revolving Loan Principal Debt is paid in full and the Revolving Loan Commitment has been terminated or has expired, Borrowers shall pay to Lender an unused commitment fee monthly in arrears equal to 0.375% per annum times the actual daily amount by which the Revolving Loan Commitment exceeds the Revolving Loan Principal Debt for the prior month (or portion thereof). Borrowers shall execute and deliver the ACH Authorization Agreements on the Closing Date and shall make, or cause to be made, payments of such fee when due by ACH transfer or automatic debit from Borrowers’ accounts into Lender’s accounts as designated on attached Schedule 1 or such other accounts as Borrowers and Lender may agree in writing. All unpaid fees accrued under this Section 4.2(c) are due and payable on the Revolving Loan Maturity Date.
(iii)    On each day that the Borrowers elect to extend the Revolving Loan Maturity Date pursuant to Section 2.6, Borrowers shall pay to Lender the commitment fee set forth in Section 2.6(b).
(m)    Other Fees and Expenses. On the date of each advance of a Loan to Borrowers, Borrowers shall pay in cash to Lender any other fees and expenses provided for in Section 8.11 hereof (net of any expense deposit previously paid by Borrowers); provided, however, that, in lieu of any such cash payment under this Section 4.2, Agent may in its sole discretion elect to request that Lenders deduct such fees and expenses from the applicable Loan.
Section 5    Conditions Precedent.

5.1    To Closing. This Agreement will become effective once all parties have executed and delivered this Agreement.
5.2    To Initial Term Loan. The obligation of Lender to make the Initial Term Loan on the Closing Date is, in addition to the conditions precedent specified in Section 5.1, subject to the following conditions precedent, each of which must be satisfactory in all respects to Agent, Lender and their counsel:
(f)    Agent has received all of the following items, each fully executed and in Proper Form:
(i)    this Agreement;
(ii)    if requested, the MSCC Term Note;
(iii)    if requested, the MSCC Revolving Note;
(iv)    the Security Agreement;
(v)    the Borrower Pledge Agreement;
(vi)    the Intellectual Property Security Agreement;
(vii)    the Deposit Account Control Agreement;
(viii)    the SRS Note Subordination Agreement;
(ix)    a legal opinion from Davis Graham & Stubbs LLP in form and substance reasonably satisfactory to the Agent;
(x)    the Loan Request;
(xi)    the Noncompetition Agreement;
(xii)    the ACH Authorization Agreements;
(xiii)    a Secretary’s Certificate from each Borrower certifying as to its certificate of formation (or equivalent) and operating agreement (or equivalent), the incumbency of its officers executing Loan Documents and their specimen signatures and resolutions adopted by its Board of Directors authorizing the execution and delivery of, and performance of its obligations under, each Loan Document to which it is party;
(xiv)    evidence that all material consents, permits and approvals (governmental or otherwise) required for the execution, delivery and performance by Borrowers of the Loan Documents have been duly obtained and are in full force and effect; and

(g)    Agent has received each of the following in Proper Form:
(i)    Payoff letter with respect to all existing Debt with Comerica Bank and Escalate Capital Partners SBIC I, L.P.;
(ii)    UCC-1 Financing Statements with respect to the Collateral referenced in the Security Documents;
(iii)    Lien search reports from the state and county UCC records, tax lien records, bankruptcy records for each of the jurisdictions where any Borrower is organized or authorized to do business or does business, which shows no Liens on the Borrower Collateral other than Permitted Liens, from the following jurisdictions and any other jurisdiction reasonably requested by Agent:
(A)    Delaware Secretary of State,
(B)    Ventura County, California;
(C)    Denver County, Colorado;
(D)    Union County, New Jersey; and
(E)    Montgomery County, Pennsylvania;
(iv)    a certificate in Proper Form signed by a Responsible Officer of the Company certifying that (A) except as disclosed on Schedule 7.18(a), no Borrower is a party to a material transaction with any of its Affiliates (excluding, in the case of any Borrower, any other Borrower) and (B) except as disclosed on Schedule 7.18(b), each transaction listed on Schedule 7.18(a) was entered into in the ordinary course of business and upon fair and reasonable terms not materially less favorable than the applicable Borrower could obtain or could become entitled to in an arm’s‑length transaction with a Person that was not its Affiliate.  For purposes of this Section 5.2(b)(iv), a transaction is “material” if it requires any Borrower to pay or provide products or services of more than $50,000 during the term of the governing agreement.
(v)    Certificates of Existence and Good Standing from the jurisdiction of organization of each such Borrower and from each jurisdiction in which each such Borrower is qualified to do business;
(vi)    subject to Section 8.15, Certificates of Insurance or other proof, satisfactory to Agent, that Borrowers have the insurance coverage required by Section 8.8;
(vii)    subject to Section 8.15, all collateral assignments of insurance policies required by Section 8.8;

(viii)    audited consolidated financial statements for the Borrowers for the twelve months ended December 31, 2012;
(ix)    appropriate collateral filings with respect to registered intellectual property;
(x)    subject to Section 8.15, all certificates of membership or other equity interests of all Borrowers other than the Company together with appropriate security transfer powers duly executed in blank;
(xi)    all certificates of title from each Borrower to any vehicles, trailers and any other Collateral subject to any certificate of title or other registration statute of the United States of America, any state or any other jurisdiction; and
(xii)    such other certificates, documents and agreements as Lender may reasonably request.
(h)    Each of the following has been completed, satisfied, or is true and correct as of the date of such funding:
(i)    at the sole discretion of Lender, completion of Lender’s due diligence regarding Litigation, Taxes, accounting, labor, insurance, pension liabilities, real estate leases, material contracts, Debt agreements, property ownership, and contingent liabilities of the Borrowers, the results of which are satisfactory to Lender in its sole discretion;
(ii)    all of the representations and warranties of the Borrowers in the Loan Documents are true and correct in all respects (except to the extent that the representations and warranties speak to a specific date, in which case they are true and correct in all respects as of such specific date);
(iii)    no Material Adverse Event exists;
(iv)    no material Litigation exists;
(v)    no Default or Potential Default exists;
(vi)    Borrowers have paid the fees under Section 4.2 and the fees and expenses under Section 8.11; and
(vii)    Borrowers shall have delivered a certificate in Proper Form signed by a Responsible Officer of the Company certifying that (A) Borrowers’ pro forma EBITDA (i) for the fiscal year ended December 31, 2011, is at least $1,900,000, (ii) for the fiscal year ended December 31, 2012, is at least $2,300,000, and (iii) for the trailing twelve (12) month period ended March 31, 2013 is at least $1,900,000 and (B) Borrowers’ pro forma EBITDA (as adjusted for non-cash and non-recurring items including stock-based compensation, acquisition expenses, severance and asset impairment) for the fiscal year ended December 31, 2013, is reasonably projected to be approximately $4,000,000.
(i)    Borrowers’ delivery of the Loan Request for the Initial Term Loan to Lender constitutes a representation and warranty by the Borrowers to Lender that the statements in this Section 5.2 are true and correct in all respects.
5.3    To Additional Term Loans. In addition to the conditions precedent specified in Section 5.1 and 5.2, the decision of Lender to make any Additional Term Loan shall be subject to (i) the approval of Lender of such Additional Term Loan in its sole discretion, (ii) the following terms and conditions precedent and (iii) such other conditions precedent as Lender may determine in its sole discretion (which may include, without limitation, the payment of fees, the issuance of warrants to Lender and an amendment to this Agreement to specify interest rates applicable to such Additional Term Loan), each of which must be satisfactory in all respects to Lender and its counsel:
(c)    Such Additional Term Loan shall be in an amount greater than or equal to $500,000.
(d)    Lender’s satisfaction, in its sole discretion, that the conditions to funding such Additional Term Loan set forth in Section 2.1(b) are met.
(e)    Agent has received all of the following items, each fully executed and in Proper Form:
(xv)    the Loan Request for such Additional Term Loan;
(xvi)    a Secretary’s Certificate from each Borrower certifying as to incumbency of officers executing Loan Documents and their specimen signatures, resolutions adopted by its Board of Directors, articles of incorporation (or equivalent thereof) and bylaws (or equivalent thereof);
(xvii)    such other certificates, documents and agreements as Lender may reasonably request.
(f)    Lender has received, if requested, each of the following in Proper Form:
(xiii)    Certificates of Existence and Good Standing from the jurisdiction of organization of each such Borrower and from each jurisdiction in which each such Borrower is qualified to do business; and
(xiv)    Certificates of Insurance or other proof, satisfactory to Lender, that Borrowers have the insurance coverage required by Section 8.8.
(g)    Lender shall have completed its due diligence review to the satisfaction of Lender and its counsel.

(h)    Each of the following has been completed, satisfied, or is true and correct as of the applicable Loan Date:
(i)    all of the representations and warranties of the Borrowers in the Loan Documents are true and correct in all material respects (except to the extent that the representations and warranties speak to a specific date, in which case they are true and correct in all material respects as of such specific date);
(ii)    no Material Adverse Event exists;
(iii)    no material Litigation exists;
(iv)    no Default or Potential Default exists; and
(v)    Borrowers have paid the fees under Section 4.2 and the fees and expenses under Section 8.11 and other fees, if any, required by any Lender in connection with the Additional Term Loan.
Borrowers’ delivery of the Loan Request for such Additional Term Loan to Lender shall constitute a representation and warranty by Borrowers to Lender that the statements in this Section 5.3 are true and correct in all respects.
5.4    To Revolving Loans. In addition to the conditions precedent specified in Section 2.1, 5.1, and 5.2, the obligation of each Lender to make any Revolving Loan shall be subject to the following terms and conditions precedent as of each applicable Loan Date, each of which must be satisfactory in all respects to Lenders and their counsel:
(a)    a Borrowing Base Certificate, to the extent Borrowers have not delivered a Borrowing Base Certificate within the 30 days preceding the Loan Date;
(b)    all of the representations and warranties of the Borrowers in the Loan Documents are true and correct in all material respects (except to the extent that the representations and warranties speak to a specific date, in which case they are true and correct in all material respects as of such specific date);
(c)    no circumstances exist that, individually or in the aggregate, have had or would reasonably be expected to result in a Material Adverse Event;
(d)    no material Litigation exists;
(e)    no Default or Potential Default exists; and
(f)    Borrowers have paid the fees under Section 4.2 and the fees and expenses under Section 8.11.

Borrowers’ delivery of the Loan Request for such Revolving Loan to Agent shall constitute a representation and warranty by the Borrowers to Agent and Lenders that the statements in this Section 5.4 are true and correct in all respects.
5.5    No Waiver. Each condition precedent in this Agreement is material to the transactions contemplated by this Agreement, and time is of the essence with respect to each condition precedent.
Section 6    Security.
6.1    Collateral; After-Acquired Property.
(j)    The complete payment and performance of the Obligation shall be secured by all of the items and types of property of each Borrower (collectively, the “Borrower Collateral”) described as collateral or otherwise secured in the Security Documents, including, without limitation, (i) all personal property, real property, equity interests, accounts receivable, notes receivable, accounts, contracts, intellectual property, general intangibles, inventory, equipment and after‑acquired property of each Borrower, and (ii) all Equity Securities of any Person owned by each Borrower, including but not limited to the Equity Securities pledged by Borrowers pursuant to the Borrower Pledge Agreement. Each Borrower shall execute all applicable Security Documents necessary or appropriate to perfect Lender’s Liens in all of the Borrower Collateral it owns.
(k)    Within fifteen (15) days after any Borrower creates or acquires any Subsidiary after the Closing Date, such Borrower shall deliver to Agent (for the ratable benefit of Agent and the Lenders), a supplement to the Borrower Pledge Agreement in Proper Form (or, if requested by Agent, a pledge agreement in Proper Form), confirming the pledge to Agent of, and the security interest in favor of Agent, in one hundred percent (100%) of such Borrower’s ownership in the capital stock (or similar equity interest) of such Subsidiary, together with all original certificates (if any) evidencing such Equity Securities and transfer powers in respect thereof executed in blank.
(l)    Each Borrower shall notify Agent within fifteen (15) days after such Borrower’s acquisition or purchase of any ownership, leasehold, mineral or other interest in any real property after the Closing Date, and, upon Agent’s request, such Borrower shall execute, deliver, record and file any Deed of Trust, Landlord Subordination of Lien (and shall cause the applicable landlord to execute any such Landlord Subordination of Lien) and/or any other instruments or documents (in Proper Form) that are necessary to provide Agent (for the ratable benefit of Agent and the Lenders) a first priority perfected Lien (subject to the terms of any applicable intercreditor agreement) on such real property interest. Borrowers acknowledge that the execution of such Deeds of Trust, Landlord Subordination of Liens and other instruments and documents is a part of the bargained-for exchange between Lenders and Borrowers and constitutes a part of the consideration for the Loans.
(m)    Within fifteen (15) days after any Borrower opens or acquires any deposit account after the Closing Date, such Borrower shall execute and deliver to Agent (for the ratable benefit of Agent and the Lenders) a Deposit Account Control Agreement in Proper Form with respect to such deposit account.
6.2    Financing Statements. Borrowers hereby authorize Agent to execute or otherwise authenticate and file any financing statements, continuation statements, and termination statements recording Agent’s security interest in the Borrower Collateral, and Borrowers shall take such other actions as are reasonably requested by Agent relating to the Borrower Collateral, including, without limitation, initiating any Lien search reasonably required by Agent.
6.3    Priority. Except for Liens described in clause (b) of the definition of Permitted Liens, Agent shall have a first priority Lien on the Borrower Collateral.
Section 7    Representations And Warranties.
Each Borrower jointly and severally represents and warrants to Lender on the Closing Date and on each other Loan Date, on behalf of itself and its Subsidiaries, as follows:
7.1    Existence, Good Standing, and Authority to do Business. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Each other Borrower is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is organized. Except where the failure to do so would not reasonably be expected to result in a Material Adverse Event, each Borrower is duly qualified to transact business and is in good standing as a foreign entity in each jurisdiction where the nature and extent of its business and properties require due qualification and good standing. Except where the failure to do so is not a Material Adverse Event, each Borrower (a) possesses all requisite corporate authority and power, and all requisite licenses, permits, and franchises to conduct its business as is now being, or is contemplated to be, conducted, and (b) is in compliance in all material respects with all applicable Laws.
7.2    Subsidiaries. No Borrower has any Subsidiaries except as set forth on Schedule 7.2. Schedule 7.2 lists the jurisdiction of organization of each Subsidiary.
7.3    Authorization, Compliance, and No Default. The execution and delivery by each Borrower of the Loan Documents to which it is a party and each Borrower’s performance of its obligations under such Loan Documents (a) are within its corporate, company or partnership power, (b) have been duly authorized by all necessary corporate, company or partnership action, (c) do not require action by, or filing with, any Governmental Authority or any action by any other Person (other than any action taken or filing made on or before the Closing Date), (d) do not violate any provision of such Borrower’s organizational documents, (e) to the knowledge of such Borrower, do not violate any material provision of Law or any order of any Governmental Authority, in each case applicable to such Borrower, (f) do not materially violate, or constitute a material breach of, any material agreements to which it is a party (and no default exists on the part of such Borrower under any agreement to which it is a party), and (g) will not result in the creation or imposition of any Lien on any asset of any Borrower other than Permitted Liens and Liens in favor of Agent. Except as set forth on Schedule 7.3, prior to the date hereof, no Borrower or Equityholder of a Borrower has been required to amend, supplement or terminate any agreement to which such

Borrower or Equityholder of a Borrower is a party so as to not be in contravention of or conflict with the provisions of any Loan Document or any other agreement executed in connection herewith or therewith.
7.4    Binding Effect. Each Loan Document (a) has been duly executed and delivered by each Borrower which is a party to it, (b) constitutes the legal, valid and binding obligation of each Borrower which is a party to it, and (c) is enforceable against each Borrower which is a party to it in accordance with its respective terms, except as enforceability may be limited by applicable Debtor Relief Laws and general principles of equity.
7.5    Litigation.
(a)    Except as disclosed on Schedule 7.5(a), no Borrower is subject to, or aware of the threat of, any material Litigation involving any Borrower or any assets of any Borrower. No Borrower knows of any valid basis for any such material Litigation involving any Borrower or any assets of any Borrower.
(b)    Except as disclosed on Schedule 7.5(b), there are no outstanding material judgments, orders, injunctions, decrees, citations, stipulations or awards (whether rendered by a court, administrative agency, arbitral body or Governmental Authority) against or pertaining to any Borrower or any assets of any Borrower.
7.6    Taxes. All federal and other material Tax returns required to be filed by each Borrower have been filed (or extensions have been granted) before delinquency, and all federal and other material Taxes imposed upon any Borrower that are due and payable have been paid before delinquency, other than Taxes disclosed on Schedule 7.6, which are being contested in good faith by lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made. For the purposes of this Section 7.6, a Tax is “material” if it could reasonably be expected to result in a liability to any Borrower in excess of $50,000.
7.7    Environmental Matters. Except as disclosed on Schedule 7.7, no Borrower has any environmental condition or circumstance adversely affecting its assets, properties, or operations that would reasonably be expected to result in a Material Adverse Event. Except as disclosed on Schedule 7.7 (other than correspondence, notices and reports given and received (i) in the ordinary course of business in respect of environmental matters previously disclosed on Schedule 7.7, and (ii) in respect of procedural matters relating to the periodic renewal of, and application for, Environmental Permits), (a) no Borrower has any obligation of any Borrower to remedy any violation of any Environmental and Safety Law, and (b) no Borrower has received written notice or report of, or written inquiry regarding, or is otherwise subject to any liability under any Environmental and Safety Law arising out of or directly affecting the properties or operations of any Borrower or any obligation of any Borrower to remedy any violation of any Environmental and Safety Law. For each Borrower, each Environmental Permit necessary to conduct its operations is currently in effect, and such Borrower’s conduct of its operations is in full compliance with the terms and restrictions of each such Environmental Permit. No Borrower knows or has received notice that any such Environmental Permit has been terminated. No facility of any Borrower is used for, or to the knowledge of any Borrower has been used for, storage, treatment, or disposal of any Hazardous

Substance in violation of any applicable Environmental and Safety Law, other than violations that individually or collectively would not reasonably be expected to constitute a Material Adverse Event.
7.8    Ownership of Assets; Intellectual Property. Except as disclosed on Schedule 7.8, no Borrower has any ownership, leasehold or other interest in any real property. Each Borrower has (a) indefeasible title to its owned real property, (b) a vested leasehold interest in all of its leased real property, and (c) good and marketable title to all of its personal property, all as reflected on the Current Financials (except for property that has been disposed of as permitted by Section 9.9). All assets material to the Borrowers’ operations are owned by a Borrower or are leased from a Person which is not an Affiliate of Borrowers, other than as disclosed on Schedule 7.18. Each Borrower owns or has the right to use and assign all material licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade names and software licenses necessary to continue to conduct its businesses as presently conducted by it. Each Borrower is conducting its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of any other Person, other than any infringements or claims that, if successfully asserted against or determined adversely to any Borrower, would not, individually or collectively, constitute a Material Adverse Event. To the knowledge of the Borrowers, no infringement or claim of infringement by any other Person of any material license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property of any Borrower exists.
7.9    Liens. No Lien exists on any asset of any Borrower other than Permitted Liens.
7.10    Debt. No Borrower is an obligor on any Debt other than Permitted Debt.
7.11    Insurance. Schedule 7.11 contains a list of all of the insurance policies covering the assets, businesses, operations, product liability, employees, officers, managers and directors of Borrowers. Borrowers maintain insurance at all times with financially sound, responsible and reputable insurance companies or associations (or, as to workers’ compensation or similar insurance, with an insurance fund or by self insurance authorized by the jurisdictions in which it operates) that possess a minimum A.M. Best Financial Strength Rating of B+ or better. Borrowers maintain insurance concerning each Borrower’s assets, businesses, operations, product liability, employees, officers, managers and directors, against such damages, losses, casualties, liabilities and contingencies and of the types and in the amounts (and with co‑insurance and deductibles) as are reasonable and customary for Borrowers’ businesses.
7.12    Full Disclosure. Each material fact or condition relating to the Loan Documents and the Borrowers’ financial condition, obligations, liabilities, business, operations, assets, property or prospects has been disclosed to Lender in writing. All such information, when taken together, (a) is true and accurate in all material respects and does not fail to state any fact the omission of which would otherwise make any such information materially misleading, and (b) in the case of projections and financial information, is based on fair and reasonable estimates in light of the current and reasonably foreseeable future conditions based on facts known as of the Closing Date or such other date that the information is stated or certified, and to Borrowers’ knowledge does not fail to state any fact the omission of which would otherwise make any such information materially misleading, it being understood that actual results may differ from the projected results provided in such projections.
7.13    Place of Business. The location of each principal executive office or other material place of business of each Borrower is set out on Schedule 7.13. The books and records of each Borrower concerning accounts and accounts receivable are located at one or more of the locations set forth on Schedule 7.13. All of each Borrower’s inventory (other than inventory on consignment, in transit, or in the possession of a Person under the terms of a contract with a Borrower) is in its possession and, together with its other material assets, are located (until disposed of in the ordinary course of business), at one or more of the locations set out on Schedule 7.13.
7.14    Use of Proceeds.
(a)    Initial Term Loan. Borrowers will use the proceeds of the Initial Term Loan (i) to refinance a portion of the Borrowers’ existing Debt, (ii) to fund the transaction costs, fees and expenses of the Term Loan, and (iii) for Borrowers’ working capital and other general corporate purposes.
(b)    Additional Term Loans. Borrowers will use the proceeds of any Additional Term Loans for its future funding needs, including (i) future Capital Expenditures of Borrowers and (ii) future working capital needs and other general corporate purposes of Borrowers, all as approved by Lender in advance of such Additional Term Loans.
(c)    Revolving Loan. Borrowers will use the proceeds of any Revolving Loans to fund the transaction costs, fees and expenses of the Loans, and for Borrowers’ working capital and other general corporate purposes.
(d)    Prohibited Uses of Proceeds. No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended. No part of the proceeds of the Loans will be used, directly or indirectly, for a purpose that violates any Law, including without limitation, the provisions of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System. Each Borrower represents and warrants that no portion of the Loans shall be used directly or indirectly to purchase ineligible securities, as defined by applicable regulations of the Federal Reserve Board, underwritten by any Affiliate of Lender during the underwriting period and for thirty (30) days thereafter. No Borrower shall use the proceeds of any Revolving Loans to repay or prepay any portion of the Term Loans.
7.15    Employee Plans. Schedule 7.15 contains a list of all of Borrowers’ Employee Plans. Except where such occurrence or existence would not reasonably be expected to have a Material Adverse Event, (a) Borrowers are in compliance with ERISA and the terms and conditions of each Employee Plan, (b) no Employee Plan has incurred an “accumulated funding deficiency” (as defined in section 302 of ERISA or section 412 of the Tax Code), (c) no Borrower has incurred liability under ERISA to the PBGC in connection with any Employee Plan (other than required insurance premiums, all of which have been paid), (d) no Borrower has withdrawn in whole or in part from participation in a “multiemployer plan” (as defined in Section 3(37) of ERISA), (e) no Borrower has engaged in any “prohibited transaction” (as defined in Section 406 of ERISA or section 4975 of the Tax Code), and (f) no “reportable event” (as defined in Section 4043 of ERISA) has occurred, excluding events for which the notice requirement is waived under applicable PBGC regulations.
7.16    Labor Matters.
(a)    Except as set forth on Schedule 7.16(a), no employee of a Borrower is currently represented by any labor union, no Borrower is a party to any collective bargaining agreement, and there is no organizational effort presently being made or threatened by or on behalf of any labor unions with respect to employees of any Borrower. No actually pending or, to the knowledge of each Borrower, threatened strikes, labor disputes, slow downs, walkouts, or other concerted interruptions of operations by the employees of any Borrower, that could reasonably be expected to result in a Material Adverse Event, exist.  Hours worked by and payment made to employees of Borrowers have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with labor matters, other than any violations that are not, individually or collectively, a Material Adverse Event.  All payments due from any Borrower for employee health and welfare insurance have been paid or accrued as a liability in its Current Financials, other than any nonpayments that are not, individually or collectively, a Material Adverse Event.  Each Borrower has complied in all material respects with, and its facilities, businesses, operations, assets and property are in compliance with, the provisions of the Federal Occupational Safety and Health Act, as amended.
(b)    Borrowers and their respective facilities, businesses, operations, assets and property have been in material compliance for the past three (3) years and are currently in compliance with all applicable Laws and Orders regarding employment and employment practices, the terms and conditions of employment, non-discrimination, equal employment opportunity, affirmative action, collective bargaining, payment of social security, occupational safety and health, wages and hours, plant closing and workers compensation, including but not limited to the Immigration Reform and Control Act, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Federal Occupational Safety and Health Act, the Age Discrimination in Employment Act, the Americans with Disability Act, the Family Medical & Leave Act, the National Labor Relations Act, the Texas Statutes Labor Code and regulations promulgated thereunder or any other federal or state statute, ordinance or regulation governing, touching upon or concerning the employment relationship, in each case as amended and in effect as of the Closing Date.  Borrowers have not engaged at any time during the past three (3) years, and are currently not engaging, in any unfair labor practice. There are not any pending or, to the knowledge of Borrowers, any material threatened charges, claims, complaints, administrative complaints, or lawsuits alleging (i) breach of an employment contract (whether in fact, expressed or implied), (ii) a claim for workers’ compensation, (iii) any tort such as invasion of privacy, defamation, or intentional infliction of emotional distress, (iv) a complaint against any Borrower for unfair labor practices before the National Labor Relations Board, or (v) any violation of any employment Law, regulation or statute, including, but not limited to, the statutes and Laws cited in this

Section 7.16(b).  Except as set forth in Schedule 7.16(b), Borrowers are not currently subject to any material complaints, charges, claims, consent decrees, judgments, arbitration awards, or Orders from any Governmental Authority concerning any federal, state or local Laws regarding employment and employment practices, the terms and conditions of employment, non-discrimination, equal employment opportunity, affirmative action, collective bargaining, payment of social security, occupational safety and health, wages and hours, plant closing, workers compensation and any and all of the employment Laws, regulations or statutes cited above.
(c)    Borrowers are and have always been in compliance in all material respects with all applicable Immigration Laws.  Borrowers’ employees and contractors have verified their legal right to work in the United States of America through Form I-9s or similar documents consistent with applicable Immigration Laws.
7.17    Trade Names. No Borrower has used or transacted business under any other corporate or trade name in the five-year period preceding the Closing Date, except as disclosed on Schedule 7.17. Schedule 7.17 includes the names of all Persons with which any Borrower has merged or consolidated, or from which any Borrower has acquired all or substantially all of such Person’s assets, in each case in the five-year period preceding the Closing Date.
7.18    Transactions with Affiliates. Except as disclosed on Schedule 7.18(a), no Borrower is a party to a material transaction with any of its Affiliates (excluding, in the case of any Borrower, any other Borrower). Except as disclosed on Schedule 7.18(b), each transaction listed on Schedule 7.18(a) was entered into in the ordinary course of business and upon fair and reasonable terms not materially less favorable than the applicable Borrower could obtain or could become entitled to in an arm’s‑length transaction with a Person that was not its Affiliate. For purposes of this Section 7.18, a transaction is “material” if it requires any Borrower to pay or provide products or services of more than $50,000 during the term of the governing agreement.
7.19    Government Regulation.
(a)    No Borrower is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company”, within the meaning of the Investment Company Act of 1940.
(b)    No Borrower is subject to regulation as a “common carrier” or “contract carrier” or any similar classification by the Interstate Commerce Commission or under the laws of any state, or is subject to regulation under any other federal, state or local statute which limits its ability to incur Debt.
(c)    The borrowing of the Loans by Borrowers, the application of the proceeds thereof and the repayment thereof will not violate any provision of any statute or any rule, regulation or order issued by the SEC applicable to Borrowers.
At least fifty-one percent (51%) of the employees of Borrowers are located within the United States and at least fifty-one percent (51%) of the tangible assets of Borrowers are located within the United States. The proceeds of the Loans are intended for use and shall only be used for specific domestic purposes within the United States including, for example, payroll for employees located within the United States or acquiring assets for use solely within the United States, and no portion of such proceeds shall be used, directly or indirectly: (i) to acquire farm land; or (ii) for any purpose contrary to the public interest, including activities which are in violation of Law or inconsistent with free competitive enterprise.
7.20    Capitalization.
(a)    Schedule 7.20(a) lists the owners of all authorized and outstanding Equity Securities of each Borrower (other than the Company), including options and other equity equivalents of each Borrower (other than the Company), pre-Closing and as of (and after giving effect to) the Closing, together with the amount and percentage of such Equity Securities held by each such owner. All of the outstanding Equity Securities of Borrowers are validly authorized and issued, fully paid and nonassessable, as applicable, and free and clear of any and all Liens (other than Liens in favor of Agent pursuant to the Security Documents).
(b)    Except as set forth on Schedule 7.20(b)(i), there are no (i) outstanding or (ii) pending plans currently being processed for the Company or any other Borrower to issue any shares of capital stock or other Equity Securities, securities, rights, warrants or options convertible or exchangeable into or exercisable for any shares of capital stock or other Equity Securities, stock appreciation rights or phantom stock of any Borrower; provided, however, nothing contained in this Section 7.20 shall restrict any Borrower from granting equity awards to its managers or directors pursuant to any equity incentive or similar benefit plan approved by the Board of Directors. Except as set forth on Schedule 7.20(b)(ii), no Borrower is under any obligation, contingent or otherwise, to redeem or otherwise acquire any shares of its capital stock or other Equity Securities or any securities, rights or options to acquire such capital stock, Equity Securities, stock appreciation rights or phantom stock. Except as contemplated by the other Loan Documents, there are no agreements between any Persons, Equityholders, or managers or directors of any Borrower with respect to the voting or transfer of any Equity Securities of a Borrower owned by such parties or with respect to any other aspect of their affairs concerning any Borrower other than those set forth on Schedule 7.20(b)(iii), none of which conflict with the primary rights granted Agent or any Lender in the Loan Documents or any related agreements executed simultaneously herewith.
(c)    Except as set forth on Schedule 7.20(c)(i), there are no statutory or contractual shareholders’ preemptive rights with respect to the Equity Securities of any Borrower. No Borrower has violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its Equity Securities. There are no agreements granting registration rights to any Person with respect to any Equity Securities of a Borrower other than those set forth on Schedule 7.20(c)(ii), none of which conflict with the primary rights granted to Agent or any Lender in this Agreement and the other Loan Documents.
7.21    Compliance with Laws; Certain Operations. Each Borrower and, to the knowledge of Borrowers, each of the officers, directors and managers of each Borrower in their roles with

Borrowers have complied in all material respects with all applicable Laws and all applicable requirements of any Governmental Authority or self-regulatory organization. No notices, citations, claims or orders have been filed or granted against any Borrower alleging or finding violation of, or liability or responsibility under, any such Law which have not been heretofore settled, except where such filing or grant would not reasonably be expected to result in a Material Adverse Event.
7.22    Solvency. Each Borrower is Solvent prior to, and after giving effect to, the transactions contemplated hereby. No transfer of property is being made and no obligation is being incurred in connection with such transactions with actual intent to hinder, delay or defraud any present or future creditors of any Borrower.
7.23    Financials.
(a)    Borrowers have delivered to Lender (i) the audited consolidated balance sheet of Borrowers as of December 31, 2010, 2011 and 2012 and the related consolidated statements of operations, cash flows and income for the years then ended, and (ii) the consolidated balance sheet of Borrowers as of July 31, 2013 and the related consolidated statements of operations, cash flows and income for the seven (7) months then ended (collectively, the “Financial Statements”).
(b)    Except as set forth on Schedule 7.23, the Financial Statements (i) were prepared in accordance with GAAP and Borrowers’ past accounting practices and (ii) present fairly, in all material respects, the consolidated financial position of Borrowers as of the dates thereof and the results of their operations for the periods then ended, subject to year-end adjustments and the absence of footnotes in the case of the unaudited monthly financial statements. Since December 31, 2012, Borrowers’ businesses have been operated in the ordinary course thereof consistent with past practices and there has not occurred, and no event, occurrence or condition exists, which was or could reasonably be determined to be a Material Adverse Event. Borrowers maintain and will continue to maintain a system of internal controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s general or specific authorizations; and (ii) transactions are recorded as necessary to permit preparation of financial statements of Borrowers and to maintain accountability for assets.
(c)    Borrowers have also delivered to Lender certain projections of profits and losses (the “Projections”) of Borrowers’ consolidated profit and loss statement for calendar years 2013 through 2014 The Projections represent estimates of Borrowers’ future financial performance for the period set forth therein, and Borrowers believe such estimates are fair and reasonable in light of the current and reasonably foreseeable future conditions based on facts known as of the Closing Date, it being understood that actual results may differ from the projected results provided in such projections.
7.24    Absence of Undisclosed Liabilities. There are no liabilities or any facts or circumstances that could give rise to liabilities, whether accrued, known, due or to become due, contingent, absolute, determined, determinable or otherwise, and regardless of when asserted, of any Borrower arising out of (a) any transaction entered into on or prior to the date hereof, (b) any action or inaction on or prior to the date hereof, or (c) any state of facts existing on or prior to the date hereof, other than (i) liabilities set forth in the Current Financials, (ii) other undisclosed liabilities incurred since the date of the Current Financials in the ordinary course of business that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Event, and (iii) fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.
7.25    Employee Matters. Except as set forth on Schedule 7.25:
(a)    no employee of a Borrower is currently represented by any labor union, no Borrower is a party to any collective bargaining agreement, and there is no organizational effort presently being made or threatened by or on behalf of any labor unions with respect to employees of any Borrower;
(b)    there is no unfair labor practice complaint against any Borrower pending before the National Labor Relations Board;
(c)    there is no labor strike, dispute, slowdown, representation, campaign or work stoppage actually pending or threatened against any Borrower;
(d)    there has been no change in the compensation of any employee of any Borrower since December 31, 2012 other than increases in the ordinary course of business, which are reflected or accounted for in the Projections; and
(e)    to the best of Borrowers’ knowledge, no officer or employee of a Borrower has entered into any agreement which is now in effect with any person, corporation, partnership or business organization other than Borrowers requiring such person to assign any interest in any invention or trade secrets or to keep confidential any trade secrets or other proprietary information or containing any prohibition or restriction on competition or solicitation of customers.
Section 8    Affirmative Covenants.
Each Borrower covenants jointly and severally, on behalf of itself and its Subsidiaries, that, except with the prior written consent of Agent and Lender, so long as all or any portion of the Loans or any other Obligation remains outstanding:
8.1    Items to be Furnished. Borrowers shall cause the following to be furnished to Lender:
(g)    Promptly after preparation, and no later than the earlier of (x) one hundred twenty (120) days after the last day of each fiscal year of Borrowers and (y) five (5) days after the date of issuance of such financial statements, audited or, if Lender has provided its prior written consent to reviewed financial statements, reviewed consolidated financial statements (including statements of income, cash flows and shareholders’ equity, a balance sheet, a consolidating statement of income and a consolidating balance sheet detailing the statement of income and balance sheet for each individual Borrower and the adjustments required to eliminate any intercompany transactions, a summary of accounting policies and detailed notes) showing the consolidated financial condition and results of operations of the Borrowers as of, and for the year ended on, that last day, accompanied by:
(vi)    (A) the unqualified opinion of a firm of independent certified public accountants selected by Borrowers and reasonably acceptable to Lender (the “Accounting Firm”), based on an audit using generally accepted auditing standards, that the financial statements were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition and results of operations of the Borrowers or, if Lender has provided its prior written consent to reviewed financial statements, (B) a written review report by the Accounting Firm stating that the financial statements were reviewed in accordance with Statements for Accounting and Review Services issued by the American Institute of Certified Public Accountants and that, based on the Accounting Firm’s review, the Accounting Firm is not aware of any material modifications that should be made to the financial statements in order for them to be in conformity with GAAP; and
(vii)    a Compliance Certificate with respect to such financial statements certifying (A) as to the Borrowers’ compliance with the financial covenants set forth in Section 10 of this Agreement, (B) that such financial statements were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition and results of operations of the Borrowers, (C) that, except as disclosed on Schedule 7.18(a) to this Agreement, no Borrower is a party to a material transaction with any of its Affiliates other than transactions entered into in the ordinary course of business and upon fair and reasonable terms not materially less favorable than the applicable Borrower could obtain or could become entitled to in an arm’s length transaction with a Person that was not its Affiliate and which transactions have been disclosed in advance to Agent and (D) whether a Default or Potential Default exists and describing in reasonable detail the nature thereof.  For purposes of Section 8.1(a)(ii)(C), a transaction is “material” if it requires any Borrower to pay or provide products or services of more than $50,000 during the term of the governing agreement.
(h)    Promptly after preparation, and no later than thirty (30) days after the last day of each calendar month of Borrowers, (i) internally-certified unaudited financial statements (including statements of income and cash flows, a balance sheet, and a consolidating statement of income and a consolidating balance sheet detailing the statement of income and balance sheet for each individual Borrower and the adjustments required to eliminate any intercompany transactions) and (ii) key operating statistics consistent with the reporting of operating statistics utilized by Borrower’s executive management and Board of Directors, showing the consolidated financial condition and results of operations of the Borrowers as of, and for the month, year-to-date and, if applicable, quarter period ended on, that last day. The Borrowers’ certificate included with the unaudited financial statements will include a statement that such financial statements (i) were prepared in accordance with GAAP and on a basis consistent with Borrowers’ historical financial statements and (ii)

present fairly, in all material respects, the consolidated financial condition and results of operations of the Borrowers, subject to normal year-end adjustments and the absence of footnotes.
(i)    Promptly after preparation, and no later than forty-five (45) days after the last day of each fiscal quarter of Borrowers, Borrowers shall deliver the following to Lender:
(iv)    internally-certified unaudited financial statements (including statements of income and cash flows, a balance sheet, and a consolidating statement of income and a consolidating balance sheet detailing the statement of income and balance sheet for each individual Borrower and the adjustments required to eliminate any intercompany transactions) showing the consolidated financial condition and results of operations of the Borrowers as of, and for the quarter and year-to-date ended on, that last day; and
(v)    a write-up of Borrowers’ operating results that is consistent with Borrowers’ periodic reporting to its Board of Directors; and
(vi)    a Compliance Certificate with respect to such financial statements certifying (A) as to the Borrower’s compliance with the financial covenants set forth in Section 10 of this Agreement, (B) that such financial statements (I) were prepared in accordance with GAAP and on a basis consistent with Borrowers’ historical financial statements and (II) present fairly, in all material respects, the consolidated financial condition and results of operations of the Borrowers, subject to normal year-end adjustments and the absence of footnotes (C) that, except as disclosed on Schedule 7.18(a) to this Agreement, no Borrower is a party to a material transaction with any of its Affiliates other than transactions entered into in the ordinary course of business and upon fair and reasonable terms not materially less favorable than the applicable Borrower could obtain or could become entitled to in an arm’s length transaction with a Person that was not its Affiliate and which transactions have been disclosed in advance to Agent and (D) whether a Default or Potential Default exists and describing in reasonable detail the nature thereof.  For purposes of Section 8.1(c)(iv)(C), a transaction is “material” if it requires any Borrower to pay or provide products or services of more than $50,000 during the term of the governing agreement; and
(vii)    an Excess Cash Flow Calculation Certificate setting forth the calculation of the Borrowers’ Excess Cash Flow for such period.
(j)    Promptly after preparation, and no later than the last day of January of each year (assuming a fiscal year end of December 31), an annual operating plan (with a level of detail consistent with the Projections) for Borrowers on a consolidated and consolidating (by location) basis, approved by the Board of Directors of each Borrower, for the current fiscal year (if delivered in January of such year), that (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes budgeted monthly balance sheets, income statements and statements of cash flows for such fiscal year, as well as comparisons of such items to the corresponding months in the prior fiscal year, and (iii) integrates sales, gross profits, operating expenses, operating profit and cash flow projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities.
(k)    Promptly, and no later than thirty (30) days after the last day of each calendar month of the Borrowers in which a Revolving Loan has been requested or remains outstanding (or more frequently upon Agent’s request at any time a Default or Potential Default exists), a Borrowing Base Certificate prepared as of the close of business of the previous month.
(l)    Within five (5) Business Days after Borrowers’ federal income tax return has been filed, copies of each federal income tax return and related tax reporting information for each Borrower for the prior fiscal year.
(m)    Promptly after receipt, a copy of each interim or special audit report and management letter issued by independent accountants with respect to any Borrower or its financial records.
(n)    Notice, promptly after any Borrower receives notice of, or otherwise becomes aware of, (i) the institution of any Litigation involving any Borrower which, if adversely determined, would reasonably be expected to result in a Material Adverse Event, (ii) any other event which would reasonably be expected to cause a Material Adverse Event, (iii) the obligation of any Borrower to remedy any violation of Environmental and Safety Law which would reasonably be expected to result in liability to Borrowers in excess of $25,000, (iv) any liability or alleged liability under any Environmental and Safety Law arising out of, or directly affecting, the properties or operations of such Borrower which would reasonably be expected to result in liability to Borrowers in excess of $25,000, (v) any violation or alleged violation by any Borrower of ERISA or any Law with respect to an Employee Plan which would reasonably be expected to result in liability to Borrowers in excess of $25,000,or (vi)  any Default or Potential Default, specifying the nature thereof and what action each Borrower has taken and is taking or proposes to take.
(o)    Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrowers, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934.
(p)    Promptly, and in any event within five (5) Business Days after receipt thereof by any Borrower, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable jurisdiction outside the United States of America) concerning any investigation or other material inquiry by such agency regarding financial or other operations results of any Borrower thereof.

(q)    Promptly upon reasonable request by Lender, information and documents not otherwise required to be furnished under the Loan Documents respecting the business affairs, assets and liabilities of the Borrowers.
Documents required to be delivered pursuant to Sections 8.1(a), (b) or (i) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website; (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and Agent have access (whether a commercial, third-party website or whether sponsored by Agent); or (iii) on which such documents are available on the website of the Securities and Exchange Commission at www.sec.gov.
8.2    Books and Records. Each Borrower shall maintain books, records, and accounts necessary to prepare the financial statements required by Section 8.1.
8.3    Inspections. Upon reasonable notice, each Borrower shall allow Lender (or its Representatives who are subject to Lender’s confidentiality obligations hereunder) during business hours or at other reasonable times to inspect any of the Borrower Collateral, to review reports, files, books, accounts and other records, to make and take away copies, and, to discuss, from time to time, any of such Borrower’s affairs, conditions and finances with its directors, managers and officers. Such discussions shall not unreasonably interfere with Borrower’s business operations.
8.4    Taxes. Each Borrower will promptly pay and discharge when due any and all of its federal and other material Taxes, other than Taxes that are being contested in good faith by lawful proceedings diligently conducted, against which reserves or other provisions required by GAAP have been made, and in respect of which levy and execution of any Lien are stayed. Each Borrower will file all federal and all other material Tax returns that it is required to file, and if any Borrower becomes aware that it has failed to timely file any such Tax return, such Borrower shall promptly file such Tax return and pay and discharge any delinquent Taxes associated therewith. For the purposes of this Section 8.4, a Tax is “material” if it could reasonably be expected to result in a liability to any Borrower in excess of $50,000.
8.5    Payment of Obligations and Compliance with Contracts. Each Borrower (i) will pay and perform all of the Obligations as the same become due and payable or enforceable after giving effect to any grace period applicable thereto and (ii) will promptly pay and perform (or renew and extend) all of its other material obligations as they become due after giving effect to any grace period applicable thereto unless such obligations are being contested in good faith by lawful proceedings diligently conducted, against which reserves or other provisions required by GAAP have been made). Each Borrower will use its reasonable best efforts to comply with the terms of, and to perform its obligations under, the Loan Documents and each material contract with its customers.

8.6    Indemnification.
(a)    EACH BORROWER AGREES TO INDEMNIFY, DEFEND, AND HOLD HARMLESS EACH INDEMNIFIED PARTY (AS DEFINED HEREIN) FROM AND AGAINST (AND WILL REIMBURSE EACH INDEMNIFIED PARTY AS THE SAME ARE INCURRED) ALL CLAIMS ARISING OUT OF OR IN CONNECTION WITH OR BY REASON OF (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH ANY INVESTIGATION, LITIGATION OR PROCEEDING OR PREPARATION OF A DEFENSE IN CONNECTION THEREWITH) (I) THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (II) THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE LOANS, (III) ANY ACT ARISING OUT OF OR IN CONNECTION WITH AGENT’S OR ANY LENDER’S REPRESENTATION ON THE BOARD OF DIRECTORS OF ANY BORROWER (TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW), (IV) THE DIRECT OR INDIRECT RESULT OF THE VIOLATION BY ANY BORROWER OF ANY ENVIRONMENTAL AND SAFETY LAW, (V) ANY BORROWER’S GENERATION, MANUFACTURE, PRODUCTION, STORAGE, RELEASE, THREATENED RELEASE, DISCHARGE, DISPOSAL OR PRESENCE OF A HAZARDOUS SUBSTANCE AT, TO OR FROM ANY OF ITS PROPERTIES, (VI) ANY PERSONAL INJURY TO AGENT’S, ANY LENDER’S OR ANY BORROWER’S RESPECTIVE REPRESENTATIVES, INVITEES, OR LICENSEES, AND (VII) ANY DAMAGE TO ANY BORROWER’S ASSETS.
(b)    BORROWERS AGREE NOT TO ASSERT ANY CLAIM AGAINST ANY INDEMNIFIED PARTY ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING OUT OF OR OTHERWISE RELATING TO THE LOAN DOCUMENTS, ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE LOANS.
(c)    EACH INDEMNIFIED PARTY SHALL BE INDEMNIFIED UNDER THE TERMS OF THE LOAN DOCUMENTS FOR ITS OWN ORDINARY NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT); HOWEVER, NO BORROWER IS OBLIGATED TO INDEMNIFY ANY INDEMNIFIED PARTY UNDER THE LOAN DOCUMENTS TO THE EXTENT A CLAIM IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM ANY INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
(d)    FOR PURPOSES OF THIS SECTION, (I) “INDEMNIFIED PARTY” MEANS EACH LENDER AND AGENT AND THEIR RESPECTIVE AFFILIATES, PARTNERS, OFFICERS, MEMBERS OR OTHER EQUITYHOLDERS, MANAGERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, ADVISORS, SUCCESSORS AND ASSIGNS, AND (II) “CLAIM” MEANS ANY AND

ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, PENALTIES, COSTS, OBLIGATIONS, ACTIONS, JUDGMENTS, LITIGATION, INVESTIGATIONS, ORDERS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ AND PARALEGAL FEES AND EXPENSES, WHETHER OR NOT SUIT IS FILED) INCURRED BY, ASSERTED AGAINST, OR AWARDED AGAINST ANY INDEMNIFIED PARTY.
(e)    IN THE CASE OF ANY INVESTIGATION, LITIGATION OR PROCEEDING TO WHICH THE INDEMNITY PROVIDED FOR IN THIS SECTION 8.6 APPLIES, SUCH INDEMNITY SHALL BE EFFECTIVE WHETHER OR NOT SUCH INVESTIGATION, LITIGATION OR PROCEEDING IS BROUGHT BY ANY BORROWER, ANY BORROWER’S EQUITYHOLDERS OR CREDITORS OR ANY INDEMNIFIED PARTY AND WHETHER OR NOT THE LOANS ARE CONSUMMATED OR, IF CONSUMMATED, HAVE BEEN REPAID. EACH BORROWER AGREES THAT NO INDEMNIFIED PARTY SHALL HAVE ANY LIABILITY TO ANY BORROWER OR ANY BORROWER’S SUBSIDIARIES OR AFFILIATES OR TO ANY BORROWER’S EQUITYHOLDERS OR CREDITORS OR THE EQUITYHOLDERS OR CREDITORS OF ANY BORROWER’S SUBSIDIARIES FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF, RELATED TO OR IN CONJUNCTION WITH THE LOANS OR ANY LOAN DOCUMENTS.
(f)    ALL COVENANTS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT SHALL SURVIVE AND CONTINUE IN EFFECT AFTER THE CLOSING DATE. THE INDEMNITY SET OUT IN THIS SECTION AND ITS TERMS AND PROVISIONS SHALL SURVIVE THE SATISFACTION AND PAYMENT OF THE OBLIGATION AND THE TERMINATION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
AMOUNTS PAYABLE UNDER THIS SECTION SHALL BE A PART OF THE OBLIGATION AND, IF NOT PAID UPON DEMAND, SHALL BEAR INTEREST AT THE DEFAULT RATE UNTIL PAID.
8.7    Maintenance of Existence, Assets, and Business. Except as otherwise permitted by Section 9.6, each Borrower will (a) preserve and maintain its existence and good standing in its jurisdiction of organization and its authority to transact business and good standing in all other jurisdictions where the nature and extent of its business and properties require due qualification and good standing except where the failure to so qualify would not reasonably be expected to result in a Material Adverse Event; (b) maintain all licenses, permits and franchises necessary for its business where failure to do so is a Material Adverse Event; and (c) keep all of its assets that are useful in and necessary to its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs and replacements. Each Borrower shall (i) perform all of such Borrower’s duties under and in connection with each transaction to which any of its accounts receivable, accounts, or contracts relates, so that the amounts thereof (net of any reserves established in the ordinary course of business in respect of such accounts receivable, accounts, or contracts) shall actually become payable in their entirety to such Borrower, (ii) maintain and store all its inventory with reasonable care, skill, and caution and repair and otherwise keep the same in good condition, and (iii) not relocate such Borrower’s chief executive office (or the location of such Borrower’s books and records related to accounts) or any of such Borrower’s inventory, to a county, parish, or state other than those listed on Schedule 7.13 unless such Borrower gives Lender twenty (20) days prior written notice of such proposed relocation (such notice to include the address with the name of the county or parish and state of the new location).
8.8    Insurance.
(a)    Borrowers shall maintain insurance with financially sound, responsible and reputable insurance companies or associations (or, as to workers’ compensation or similar insurance, with an insurance fund or by self-insurance authorized by the jurisdictions in which it operates) that possess a minimum A.M. Best Financial Strength Rating of B+ or better in such amounts and against such risks as is (i) required by all applicable Laws, (ii) customarily maintained by similar businesses operating in the same geographic region, and (iii) with respect to the Borrower Collateral, reasonably acceptable to Agent.
(b)    At a minimum, Borrowers’ insurance must include (i) the Key Man Life Insurance, (ii) business interruption insurance, (iii) fire, property damage and extended coverage insurance covering all assets and naming Agent as mortgagee or loss payee, as applicable, (iv) workers compensation insurance and (v) public liability insurance naming Agent as an additional insured as its interest may appear, and, with respect to each such insurance policy, providing for at least thirty (30) days prior notice to Agent of any cancellation thereof. Satisfactory evidence of such insurance must be supplied to Agent on the Closing Date and at least five (5) days prior to each policy renewal at Agent’s request.
(c)    Borrowers shall execute and deliver to Agent collateral assignments, in form and substance satisfactory to Agent, of each business interruption insurance policy maintained by Borrowers. With regard to workers’ compensation insurance, nothing contained in this Section 8.8 shall prohibit Borrowers from becoming a non-subscriber with the prior written consent of Agent.
(d)    Unless the Borrowers provide Agent with evidence of the continuing insurance coverage required by this Agreement, Agent may purchase insurance at the Borrowers’ expense to protect Agent’s interests in the Borrower Collateral. This insurance may, but need not, protect the Borrowers’ interests. The coverage that Agent purchases may, but need not, pay any claim that is made against any Borrower in connection with the Borrower Collateral. Borrowers may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrowers have obtained the insurance coverage required by this Agreement. If Agent purchases insurance for the Borrower Collateral as set forth above, Borrowers will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance, and the costs of the insurance may be added to the principal amount of the Loans owing hereunder.

8.9    Further Assurances.
(a)    Each Borrower shall cause each of its Subsidiaries created or acquired after the Closing Date, within five (5) days of such Subsidiary’s creation or acquisition by such Borrower, to execute a joinder to this Agreement, substantially in the form of Exhibit H hereto, agreeing to become a Borrower under this Agreement, a “Pledgor” under the Borrower Pledge Agreement, a “Debtor” under the Security Agreement and a “Maker” under the Notes (a “Joinder Agreement”).
(b)    Each Borrower shall take such action as Agent or any Lender may reasonably request to carry out more effectively the terms of Section 6 and all other terms of the Loan Documents, including executing, acknowledging, delivering and recording or filing additional instruments or documents. Each Borrower will promptly execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments, registration statements and all other documents and papers Agent or any Lender reasonably requests in connection with the obtaining of any consent, approval, registration, qualification, permit, license or authorization of any Governmental Authority or other Person necessary or appropriate for the effective exercise of any rights under the Loan Documents. Because Borrowers agree that Agent’s and the Lenders’ remedies at Law for failure of Borrowers to comply with the provisions of this section would be inadequate and that failure would not be adequately compensable in damages, Borrowers agree that the covenants of this Section 8.9 may be specifically enforced.
8.10    Compliance with Laws; Environmental and Safety Laws. Each Borrower shall conduct its business so as to comply, in all material respects, with all applicable Laws (including all applicable Environmental and Safety Laws), and shall promptly take corrective action to remedy any violation of any Law (including any Environmental and Safety Law of which it is aware), and shall immediately notify Lender of any claims or demands by any Governmental Authority or Person with respect to any Law (including any Environmental and Safety Law) or Hazardous Substance if Borrowers reasonably anticipate that such action will result in liability (whether individually or in the aggregate) in excess of $100,000, not fully covered by insurance and subject to normal deductibles.
8.11    Expenses. In addition to the pre-closing out-of-pocket expenses set forth in the Commitment Letter and the fees set forth in Section 4, Borrowers shall promptly pay upon demand (a) all reasonable costs, fees and expenses paid or incurred by Agent or any Lender in connection with the arrangement, syndication and negotiation of the credit facilities evidenced by the Loan Documents and the negotiation, preparation, delivery and execution of the Loan Documents (including those incurred under Section 6) and any related or subsequent amendment, waiver, or consent (including in each case, without limitation, the reasonable fees and expenses of Agent’s and each Lender’s counsel), (b) all reasonable due diligence, closing, and post-closing costs including filing fees, recording costs, lien searches, corporate due diligence, third-party expenses, appraisals, title insurance, environmental surveys, and other related due diligence, closing and post-closing costs and expenses, (c) all costs, fees and expenses of Agent and each Lender incurred in connection with the interpretation and enforcement of the obligations of the Borrowers arising under the Loan Documents or the exercise of any rights arising under the Loan Documents (including without limitation, reasonable attorneys’ fees, expenses and costs paid or incurred in connection with any negotiation, workout, or restructure and any action taken in connection with any Debtor Relief Laws), (d) all costs, fees and expenses incurred by Agent and each Lender or any of their respective designees in the performance of such designees’ duties as members of the Board of Directors of any Borrower, and (e) all stamp or other similar documentary or recording Taxes which may be payable in connection with this Agreement and the other Loan Documents or the performance of any transactions contemplated hereby or thereby, all of which shall be a part of the Obligation and shall accrue interest, if not paid upon demand, at the Default Rate until repaid. All Obligations provided for in this Section 8.11 shall survive repayment of the Loans, cancellation of the Notes and termination of this Agreement.
8.12    Application of Insurance Proceeds, Eminent Domain, Proceeds and Conditions to Disbursement.
(a)    Agent, Lenders and each Borrower agree that all Insurance Proceeds shall, except as otherwise provided in subsections (b) and (c) below, be paid by the insurers directly to Agent (as loss payee or additional insured, as applicable) for the ratable benefit of Agent and the Lenders. Each Borrower shall cause all Eminent Domain Proceeds to be paid by the condemning Governmental Authority directly to Agent for the ratable benefit of Agent and the Lenders. Except as otherwise provided in subsections (b) and (c) below, if any Insurance Proceeds or Eminent Domain Proceeds are paid to any Borrower, such Insurance Proceeds or Eminent Domain Proceeds shall be received only in trust for Agent, shall be segregated from other funds of the Borrowers and shall promptly be paid over to Agent in the same form as received (with any necessary endorsement).
(b)    Unless a Default exists, any business interruption insurance proceeds received by Agent shall be paid to Borrowers.
(c)    If the loss, damage or destruction of any asset of any Borrower with respect to which Insurance Proceeds payable for any single loss does not exceed $250,000, such Insurance Proceeds shall be paid to Borrowers and applied to the payment of the cost of the repair or restoration of such loss, damage or destruction, which repair or restoration shall be undertaken promptly by such Borrower and completed within a commercially reasonable time period.
(d)    Agent, Lenders and each Borrower agree that, to the extent not prohibited by applicable Law and subject to Section 3.3, all Insurance Proceeds and all Eminent Domain Proceeds received by Agent (or which Agent is entitled to receive) shall be applied in accordance with Section 2.4.
8.13    Use of Proceeds. Borrowers shall use the proceeds of the Loans only for the purposes represented in Section 7.14 or otherwise in this Agreement.
8.14    Board of Directors.

(a)    For so long as all or any portion of the Loans remain outstanding, Lenders shall have the right, and the Company shall permit the Lenders, to designate two (2) representatives (each a “Lender Observer” and, collectively, the “Lender Observers”) to attend all meetings of the Board of Directors (including telephonic meetings) of the Company as a non-voting observer. Each Lender Observer will have the option to attend in-person meetings of the Board of Directors in person or via telephonic participation. The Company shall provide the Lender Observers all written materials and other information (including copies of meeting minutes) given to directors in connection with such meetings; provided however, the Company reserves the right to exclude any Lender Observer from access to any material or meeting, or portion thereof, if the Company reasonably believes that such exclusion is necessary to preserve the attorney-client privilege or to protect highly confidential proprietary information. If the Company proposes to take any action by written consent in lieu of a meeting of the Board of Directors, the Company shall promptly provide an executed copy thereof to the Lender Observer. The Company will be responsible for any reasonable out-of-pocket expenses incurred by the Lender Observers in connection with attending meetings of the Company’s Board of Directors; provided that, the Company shall be obligated to pay any such expenses relating to attendance of in-person board meetings only once during any twelve-month period.
(b)    At a minimum, the Board of Directors of the Company shall meet at least four times in any calendar year. The meetings of the Board of Directors may be held in person or telephonically; provided, that at least one (1) meeting of the Board of Directors of each Borrower shall be held in person in each fiscal year of the Borrowers.
8.15    Post-Closing. The Borrowers shall, not later than the date that is thirty (30) days after the Closing Date (or such later date as Agent may agree in writing), (a) either close or deliver to Agent a fully executed Deposit Account Control Agreement for each deposit account of the Borrower existing on the Closing Date, (b) deliver (or cause to be delivered) to Agent certificates of insurance or other proof satisfactory to Lender that the Borrowers have the Key Man Life Insurance required by Section 8.8, together with all endorsements and collateral assignments thereof in favor of Agent and in form and substance satisfactory to Agent and (c) deliver (or cause to be delivered) to Agent or its counsel the original stock certificate for Affinity VideoNet, Inc. and related original stock power, in each case, in Proper Form.
Section 9    Negative Covenants.
Each Borrower, on behalf of itself and its Subsidiaries, covenants jointly and severally that, except with the prior written consent of Agent and Lender, for so long as all or any portion of the Loans or any other Obligation remains outstanding:
9.1    Debt. No Borrower may create, incur, assume, guarantee or be or remain liable for, contingently or otherwise, or suffer to exist any Debt, except Permitted Debt.
9.2    Liens. No Borrower may create, assume, incur or suffer to be created any Lien upon any of its now owned or hereafter acquired assets (including any other Borrower’s Equity Securities that are owned by such Borrower), except Permitted Liens.

9.3    Compliance with Laws and Documents. No Borrower may violate the provisions of any Laws applicable to it, any agreement to which it is a party, or the provisions of its organizational documents, if such violations individually or collectively would reasonably be expected to cause a Material Adverse Event.
9.4    Loans, Advances, and Investments. No Borrower may (i) make any loan, advance, extension of credit (other than in the ordinary course of business), or capital contribution to, (ii) make any investment in, or purchase or commit to purchase any stock or other securities of or interests in, or (iii) enter into any joint venture, partnership, or other similar arrangement with, any Person, other than
(a)    marketable obligations issued or unconditionally guaranteed by the United States government or issued by any of its agencies and backed by the full faith and credit of the United States of America (and investments in mutual funds investing primarily in those obligations);
(b)    marketable obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof and rated “Aa2” or better by Moody’s or “AA” by S&P (and investments in mutual funds investing primarily in those obligations);
(c)    certificates of deposit or banker’s acceptances that are fully insured by the Federal Deposit Insurance Corporation or are issued by commercial banks having combined capital, surplus, and undivided profits of not less than $250,000,000 (as shown on its most recently published statement of condition (and investments in mutual funds investing primarily in those certificates of deposit or banker’s acceptances));
(d)    commercial paper and similar obligations rated “P-2” or better by Moody’s, or “A-2” or better by S&P (and investments in mutual funds investing primarily in those obligations);
(e)    checking and demand deposit accounts maintained in the ordinary course of business (provided an executed Deposit Account Control Agreement has been delivered to Lender in Proper Form);
(f)    expense accounts or loans or advances to its directors, managers, officers or employees in the ordinary course of business which may not, in the aggregate, at any time exceed $50,000;
(g)    investments in securities purchased by any Borrower under repurchase obligations pursuant to which arrangements are made with selling financial institutions (being a financial institution having unimpaired capital and surplus of not less than $500,000,000 and with a rating of “A-1” by S&P or “P-1” by Moody’s) for such financial institutions to repurchase such securities within thirty (30) days from the date of purchase by such Borrower, and other similar short term investments made in connection with the Borrower’s cash management practices;

(h)    non-cash proceeds from dispositions permitted under Section 9.9;
(i)    investments by any Borrower in any other Borrower;
(j)    cash and Cash Equivalents;
(k)    prepaid expenses incurred in the ordinary course of business;
(l)    accounts receivable created in the ordinary course of business;
(m)    joint ventures or strategic alliances in the ordinary course of Borrowers’ business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrowers do not exceed $100,000 in the aggregate in any fiscal year; and
(n)    additional investments that do not exceed $100,000 in the aggregate.
9.5    Distributions. No Borrower may declare, make, or pay any Distribution, other than (a) dividends declared, made or paid by such Borrower wholly in the form of its Equity Securities, (b) dividends by one Borrower to another Borrower and (c) so long as no Default or Potential Default exists or would, after giving pro forma effect thereto, result from any such Distribution, redemptions of the Equity Securities of the Company pursuant to an equity incentive or similar plan that has been approved by the Company’s Board of Directors in an aggregate amount of up to $250,000 in any fiscal year. No Borrower may enter into or permit to exist any arrangement or agreement (other than this Agreement) that prohibits it from paying dividends or other Distributions.
9.6    Acquisitions, Mergers and Dissolutions.
(a)    Except as provided in this Section 9.6, no Borrower may (i) acquire all or any substantial portion of the Equity Securities in, or assets of, any other Person, (ii) merge or consolidate with any other Person, (iii) liquidate, wind up or dissolve (or suffer any liquidation or dissolution), or (iv) create or acquire any Subsidiaries unless procedures are put into place to timely comply with the requirements of the Loan Documents with respect to such new Subsidiaries, including, without limitation, Section 6.1(b) and Section 8.9 hereof.
(b)    Any Borrower may merge or consolidate with or acquire the Equity Securities issued by, an interest in, or the assets of, another Borrower (and, in the case of such merger or consolidation or, in the case of the conveyance or distribution of all of such assets, the non-surviving or selling entity, as the case may be, may be liquidated, wound up or dissolved); provided, that if the Company is a party to such transaction, the Company must be the surviving entity.
9.7    Assignment. No Borrower may assign or transfer any of its rights, duties, or obligations under any of the Loan Documents.
9.8    Fiscal Year and Accounting Methods. No Borrower may change its fiscal year or its method of accounting (other than immaterial changes in methods or as required by GAAP).

9.9    Sale of Assets. No Borrower may sell, assign, lease, transfer, or otherwise dispose of any of its assets, other than (a) sales of inventory in the ordinary course of business, (b) the sale, discount, or transfer of its delinquent accounts receivable in the ordinary course of business for purposes of collection, (c) dispositions of assets from one Borrower to another, (d) occasional dispositions of immaterial assets for consideration not less than fair market value, and dispositions of assets that are worn-out, surplus or obsolete, (e) non-exclusive licenses and similar arrangements for the use of intellectual property in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States in the ordinary course of business; provided that such licenses or other arrangements are in exchange for consideration not less than fair market value, and (f) to the extent permitted by Section 9.6. All dispositions by a Borrower of its assets, whether or not permitted by this Section 9.9, are subject to Section 2.4. All Net Proceeds shall be cash Net Proceeds unless approved by Lender in advance. The non-cash portion of all Net Proceeds shall be pledged to Agent as Borrower Collateral concurrently with the applicable disposition.
9.10    New Businesses. No Borrower may engage in any business except the business in which it is engaged as of the Closing Date and businesses and activities reasonably related thereto.
9.11    Employee Plans. No Borrower may permit any events or circumstances described in Section 7.15 to occur.
9.12    Transactions with Affiliates. No Borrower may enter into any material transaction with any of its Affiliates other than transactions in the ordinary course of business which are (a) disclosed in advance to Lender and (b) upon fair and reasonable terms not materially less favorable than such Borrower could obtain or could become entitled to in an arm’s-length transaction with a Person that is not an Affiliate. For purposes of this section, a transaction or series of transactions, in the aggregate, is “material” if it requires any Borrower to pay or provide products or services of more than $50,000 during the term of the agreement covering such transaction.
9.13    Taxes. No Borrower may use any portion of the proceeds of the Loans to pay the wages of employees, unless a timely payment to or deposit with the appropriate Governmental Authority of all amounts of Tax required to be deducted and withheld with respect to such wages is also made.
9.14    Prepayment of Debt; Subordinated Debt.
(d)    No Borrower may voluntarily prepay, redeem, defease, repurchase, acquire for value or make any sinking fund payment or other voluntary or optional payment with respect to any principal of, or interest on, any Debt other than the Obligation and trade payables paid in the ordinary course of business.
(e)    No Borrower may pay, prepay, redeem, defease, repurchase, acquire for value or make any sinking fund payment or other voluntary or optional payment with respect to any Subordinated Debt without the prior written consent of Lender. No Borrower may amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt without the prior written consent of Agent and Lender.
9.15    Issuance and Ownership of Equity Securities. No Borrower may (a) issue any Equity Securities, or (b) buy, sell, pledge, transfer or otherwise dispose of any Equity Securities of any other Borrower, except to Lender or as otherwise expressly permitted under the Loan Documents; provided that the Company may (i) sell or buy Equity Securities of other Borrowers to or from any Borrower and (ii) so long as no Default or Potential Default exists or would, after giving pro forma effect thereto, result from any such issuance, issue Equity Securities of the Company in an aggregate amount not in excess of $20,000,000 pursuant to the shelf registration of the Company in effect on the Closing Date .
9.16    Lease Obligations. No Borrower shall enter into any lease arrangement for real or personal property (unless capitalized and permitted under Section 9.17) if, after giving effect thereto, the aggregate amount of all rental and other payments under such lease and all other leases of Borrowers then in effect would exceed for any fiscal year an amount equal to $800,000, unless otherwise approved in writing in advance by Lender.
9.17    Capital Expenditures. No Borrower shall make or incur any Capital Expenditures if, after giving effect thereto, the aggregate amount of all Capital Expenditures made by Borrowers would exceed $1,500,000 in any fiscal year.
9.18    Amendments or Changes in Agreements. No Borrower shall enter into an agreement or document after the Closing Date or modify, alter, supplement, extend, amend or waive any of its rights under any current material agreement or document including, without limitation, its respective organizational documents, in a manner that (a) is materially adverse to Lender; (b) affects or diminishes the rights of Lender as an equity holder of any Borrower in any manner different from the rights of other equity holders of such Borrower, (c) diminishes Lender’s rights granted hereunder or under any other Loan Document; or (d) otherwise violates the terms of this Agreement.
9.19    Compensation. Except as approved by the Board of Directors, Borrowers shall not increase the compensation paid to any Management Person, including but not limited to salaries, bonuses or other forms of compensation, without the prior written approval of the Lender and provided that no Default or Potential Default exists or would result from such increase.
9.20    Bank Accounts. No Borrower shall open any new bank account without the written consent of Lender, such consent not be unreasonably withheld, and without the execution and delivery of a Deposit Account Control Agreement relating to such account(s) in Proper Form.
9.21    Negative Pledge.
(d)    No Borrower will, or permit any Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement and the other Loan Documents) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its property in favor of Agent and Lender to secure the Obligation or which restricts any Borrower or any Subsidiary from paying dividends or making distributions to the Company or any other Borrower, or which requires the consent of or notice to other Persons in connection therewith, except for such agreements or restrictions existing under or by reason of (i) this Agreement and the other Loan Documents, (ii) applicable Laws, (iii) any agreement or instrument creating a Permitted Lien (but only to the extent such agreement or restriction applies to the assets subject to such Permitted Lien), (iv) customary provisions in leases and licenses of real or personal property entered into by any Borrower as lessee or licensee in the ordinary course of business, restricting the granting of Liens therein or in property that is the subject thereof, and (v) customary restrictions and conditions contained in any agreement relating to the sale of assets pending such sale, provided that such restrictions and conditions apply only to the assets being sold and such sale is permitted under this Agreement.
(e)    No Borrower will create, incur, assume or suffer to exist any Lien on the Equity Securities of any Borrower (other than the Company) or any Subsidiary other than Liens in favor of Agent and Permitted Liens.
Section 10    Financial Covenants.
Each Borrower, on behalf of itself and its Subsidiaries, covenants jointly and severally that, except with the prior written consent of Agent and Lender, for so long as all or any portion of the Loans or any other Obligation remains outstanding:
10.1    Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio may not at any time be less than the ratio set out below for the applicable period:
(d)    Closing Date through December 31, 2014        1.75 to 1.00
(e)    January 1, 2015 through December 31, 2015        2.50 to 1.00
(f)    Thereafter             3.50 to 1.00
10.2    Funded Debt to EBITDA Ratio. The Funded Debt to EBITDA Ratio may not at any time exceed the ratio set out below for the applicable period:
(c)    Closing Date through September 30, 2014        3.75 to 1.00
(d)    October 1, 2014 through December 31, 2014        3.50 to 1.00
(e)    January 1, 2015 through December 31, 2015        3.00 to 1.00
(f)    January 1, 2016 through December 31, 2016        2.50 to 1.00
(g)    Thereafter            2.00 to 1.00
Each of the covenants in this Section 10 shall be tested on a quarterly basis as of the last day of each fiscal quarter of Borrowers.

Section 11    Default.
The occurrence of any one or more of the following events shall constitute a “Default” hereunder:
11.1    Payment of Obligation. The failure of any Borrower to pay (a) the Principal Debt on the applicable Maturity Date, (b) any mandatory prepayment of principal or interest on the date such payment is due and payable under any Loan Document, (c) any scheduled interest payment within three (3) days of its due date under any Loan Document, or (d) any other portion of the Obligation, including fees payable to Lenders under Section 4, within two (2) days of the date when it becomes due and payable under any Loan Document.
11.2    Covenants. The failure of any Borrower to punctually and properly perform, observe and comply with:
(o)    Any covenant, agreement, or condition contained in Sections 2.4, 8.1(h)(vi), 8.13, 8.14, 8.15, 9 or 10; or
(p)    Any other covenant, agreement, or condition contained in any Loan Document (other than the covenants to pay the Obligation and the covenants in clause (a) preceding), and such failure continues for twenty (20) days after the earlier of (i) delivery by Agent or any Lender to any Borrower of notice of such non-compliance or (ii) a Responsible Officer or any Director of any Borrower becoming aware of such failure.
11.3    Debtor Relief. Any Borrower (a) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Relief Law, other than a voluntary liquidation or dissolution permitted by Section 9.6, (b) becomes a party to or is made the subject of any proceeding provided for by any Debtor Relief Law (other than as a creditor, claimant, purchaser, or party making a bid to purchase assets), and (i) the petition is not controverted within ten (10) days and is not dismissed within sixty (60) days, or (ii) an order for relief is entered under Title 11 of the United States Code, (c) makes an assignment for the benefit of creditors, (d) fails (or admits in writing its inability) to pay its debts generally as they become due, or (e) is not Solvent.
11.4    Judgments and Attachments. Any Borrower fails, within twenty (20) days after entry, to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $100,000 (individually or in the aggregate and net of applicable insurance if the insurer has accepted coverage) or any warrant of attachment, sequestration or similar proceeding against any Borrower’s assets that is not (a) stayed on appeal or (b) diligently contested in good faith by appropriate proceedings with adequate reserves being set aside on its books in accordance with GAAP.
11.5    Misrepresentation. Any representation or warranty made to Agent or any Lender (or its Representatives) by any Borrower or contained in any Loan Document at any time proves to have been incorrect in any material respect when made (excluding clerical, typographical or other similar scrivener errors); provided, that, with respect to the representations in Sections 7.6 and 7.8, the Borrowers shall have twenty (20) days to cure any such misrepresentation after the first to occur of (a) written notice of such misrepresentation has been given to any Borrower by Lender, and (b) any Borrower knows of such misrepresentation.
11.6    Default Under Other Agreements.
(c)    Except for trade accounts payable in the ordinary course of business, any Borrower fails to pay when due (after lapse of any applicable grace period) any amount (individually or in the aggregate) of Debt in an amount equal to $250,000 or more, or any default exists under any agreement which permits any Person to cause an amount (individually or in the aggregate) of Debt in an amount equal to $250,000 or more to become due and payable by any Borrower before its stated maturity.
(d)    Any Borrower breaches or defaults under any term, condition, provision, representation or warranty contained in any agreement and the effect of such breach or default would reasonably be expected to result in a Material Adverse Event.
(e)    A default occurs under any Subordinated Debt.
11.7    Validity and Enforceability of Loan Documents. Except in accordance with its terms or as otherwise expressly permitted by this Agreement, any Loan Document at any time after its execution and delivery ceases to be in full force and effect in any material respect or is declared by a Governmental Authority to be null and void or its validity or enforceability is contested by any Borrower or any Borrower denies that it has any further liability or obligations under any Loan Document, unless such Borrower does not have any further liability or obligations under such Loan Document as a result of a transaction permitted by this Agreement.
11.8    Change of Control, Change of Management or Control Event. A Change of Control, a Change of Management or a Control Event occurs.
11.9    Subordination Agreement. There shall occur and be continuing any material breach under the Subordination Agreement by any party thereto other than Lender or Agent, or the Subordination Agreement shall terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Debt.
11.10    Material Adverse Event. A Material Adverse Event occurs.
If a Default occurs, such Default shall continue until the earliest to occur of the date on which (a) such Default has been cured as acknowledged in writing by Agent and Lender, which such acknowledgement shall not be unreasonably withheld or delayed, (b) such Default has been waived in writing signed by Agent and Lender, and (c) the Loans have been paid in full and the Revolving Loan Commitment has terminated.
Section 12    Rights And Remedies.

12.1    Remedies Upon Default.
(q)    If a Default exists under Section 11.3, the entire unpaid balance of the Obligation automatically becomes due and payable without any action of any kind.
(r)    If a Default exists, Agent and Lenders may do any one or more of the following: (i) if the maturity of the Obligation has not already been accelerated under Section 12.1(a), declare the entire unpaid balance of all or any part of the Obligation immediately due and payable; (ii) reduce any claim to judgment; and (iii) exercise any and all other legal or equitable rights afforded by the Loan Documents, the Laws of the State of Texas or the Laws of any other applicable jurisdiction.
12.2    Borrower Waivers. To the fullest extent permitted by applicable Law, each Borrower waives diligence, presentment and demand for payment, protest, notice of intent to accelerate, notice of acceleration and notice of protest, demand, dishonor and nonpayment, and agrees that its liability with respect to all or any part of the Obligation is not affected by any renewal or extension in the time of payment of all or any part of the Obligation, by any indulgence, or by any release or change in any security for the payment of all or any part of the Obligation.
12.3    Performance by Agent. If any covenant, duty or agreement of any Borrower is not performed in accordance with the terms of the Loan Documents, Agent may, while a Default or Potential Default exists, at its option, perform or attempt to perform that covenant, duty or agreement on behalf of that Borrower (and any amount reasonably expended by Agent in its performance or attempted performance is payable by the Borrowers, jointly and severally, to Agent on demand, becomes part of the Obligation, and bears interest at the Default Rate from the date of Agent’s expenditure until paid). However, Agent does not assume, except by its express written consent, any liability or responsibility for the performance of any covenant, duty or agreement of any Borrower.
12.4    Not in Control. None of the covenants or other provisions contained in any Loan Document shall, or shall be deemed to, give Agent or any Lender the right to exercise control over the assets (including, without limitation, real property), affairs, or management of any Borrower (other than control for Lien perfection purposes); the power of Agent and Lenders is limited to the right to exercise the remedies provided in this Section 12.
12.5    Course of Dealing. The acceptance by Agent or any Lender of any partial payment on the Obligation shall not be deemed to be a waiver of any Default then existing. No waiver by Agent or any Lender of any Default shall be deemed to be a waiver of any other then-existing or subsequent Default or Potential Default. No delay or omission by Agent or any Lender in exercising any right under the Loan Documents will impair that right or be construed as a waiver thereof or any acquiescence therein, nor will any single or partial exercise of any right preclude other or further exercise thereof or the exercise of any other right.
12.6    Cumulative Rights. All rights available to Agent and Lenders under the Loan Documents are cumulative of and in addition to all other rights granted to Agent and Lenders at law or in equity, whether or not the Obligation is due and payable and whether or not Agent or any

Lender has instituted any suit for collection, foreclosure, or other action in connection with the Loan Documents.
12.7    Application of Proceeds. Any and all proceeds received by Agent or any Lender from the exercise of any rights and remedies pertaining to the Obligation shall be applied to the Obligation in accordance with Section 3.3.
12.8    Diminution in Value of Collateral. Neither Agent nor any Lender has any liability or responsibility for any diminution in or loss of value of any Collateral now or hereafter securing payment or performance of all or any part of the Obligation.
Section 13    Agent.
13.1    Appointment and Authorization of Agent.
(g)    Each of the Lenders hereby appoints MSCC to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Agent and any Lender, and no Borrower shall have rights as a third party beneficiary of any of such provisions.
(h)    Except as set forth in Section 14.8 or otherwise specified in this Agreement:
(i)    subject to subsection (ii) below, the exercise of any right or remedy; the grant of any waiver, consent, agreement, approval, authorization or acceptance; the execution and delivery of any document, agreement or instrument; the making of any request, election, designation or requirement; the receipt of notice of any event or of delivery of any document; and the taking of any other action by or on behalf of “Lender” or “Lenders” under this Agreement or any other Loan Document shall require only the action or approval of Agent, and Borrowers shall be entitled to rely on any of the foregoing actions and approvals by Agent as being the valid action or approval of Agent on behalf of Lenders; and
(ii)    except as set forth in Section 13.10 (with respect to certain Collateral matters), Agent shall not take any discretionary action or exercise any discretionary powers (except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Lenders) without the consent or approval of (A) MSCC, for so long as MSCC is a Lender or any of its Affiliates is a Lender, and (B) Lenders holding at least a majority of the Percentage Interests; provided, that none of such consents or approvals shall be required to be in writing in order to be effective.
13.2    Rights as a Lender. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to Lenders.
13.3    Exculpatory Provisions. Agent shall not have any duties or obligations except those expressly set out herein and in the other Loan Documents. Without limiting the generality of the foregoing, Agent:
(e)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Potential Default has occurred and is continuing;
(f)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Lenders; provided, that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Law;
(g)    shall not, except as expressly set out herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity; and
(h)    shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Agent shall be deemed not to have knowledge of any Default or Potential Default unless and until written notice describing such Default or Potential Default is given to Agent by Borrowers or a Lender. Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set out herein or therein or the occurrence of any Default or Potential Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set out in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.
13.4    Reliance by Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Agent may consult with legal counsel (who may be counsel for one or more Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
13.5    Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Affiliates of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
13.6    Resignation; Removal of Agent.
(a)    Agent may at any time give written notice of its resignation to Lenders. Agent may also be removed at any time, with or without cause, by the affirmative vote of Lenders holding a majority of the Percentage Interests.
(b)    Upon the resignation or removal of Agent pursuant to this Section 13.6, Lenders shall have the right, in consultation with Borrower, to appoint, by vote of a majority of the Percentage Interests, a successor, which may be any other Lender or any other Person selected by vote of Lenders holding majority of the Percentage Interests. If no such successor shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the resignation or removal of the Agent, then the resigning or removed Agent (the “Retiring Agent”) may, on behalf of Lenders, appoint a successor Agent meeting the qualifications set out above; provided that if Agent shall notify a Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation or removal shall nonetheless become effective in accordance with such notice and (i) the Retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Retiring Agent on behalf of the Lenders under any of the Loan Documents, the Retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as the Lenders appoint a successor Agent as provided for above in this Section.
(c)    Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the “Agent”, under this Agreement and the other Loan Documents, and the Retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). After the Retiring Agent’s resignation or removal hereunder and under the other Loan

Documents, the provisions of this Section and Section 8.6 shall continue in effect for the benefit of such Retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the Retiring Agent was acting as Agent.
13.7    Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
13.8    No Other Duties, Etc. Anything herein to the contrary notwithstanding, no Lender shall have any duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Agent, Lender or both.
13.9    Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower, Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(c)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agent and their respective agents and counsel and all other amounts due Lenders and Agent under Sections 8.6 and 8.11) allowed in such judicial proceeding; and
(d)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Sections 8.6 and 8.11. Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligation or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

13.10    Collateral Matters.
(f)    Each Lender hereby authorizes and directs Agent to enter into the Security Documents for the benefit of such Lender. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set out in Section 14.8, any action taken by the Agent, in accordance with the provisions of this Agreement or the Security Documents, and the exercise by Agent of the powers set out herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Agent is hereby authorized (but not obligated) on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender from time to time, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Security Documents.
(g)    Each Lender hereby authorizes Agent, at its option and in its discretion,
(i)    to release any Lien on any property granted to or held by Agent under any Loan Document (A) upon termination of the Term Loan Commitment and the Revolving Loan Commitment and payment in full of all of the Obligation (other than contingent indemnification obligations), (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (C) subject to Section 14.8, if approved, authorized or ratified in writing by the Lenders, or (D) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of a Default; and
(ii)    to subordinate any Lien on any property granted to or held by Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document.
Upon request by Agent at any time, each Lender will confirm in writing Agent’s authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Section 13.10.
(h)    Subject to subsection (b) above, Agent shall (and is hereby authorized by each Lender to) execute such documents as may be necessary to evidence the release or subordination of the Liens granted to Agent for the benefit of Agent and Lenders herein or pursuant to this Agreement upon the applicable Collateral; provided that (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligation or any Liens upon any interests retained by Borrowers or any other Person, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Agent shall be authorized to deduct all expenses reasonably incurred by Agent from the proceeds of any such sale, transfer or foreclosure.

(i)    Agent shall have no obligation whatsoever to any Lender or any other Person to ensure that the Collateral exists or is owned by a Borrower or any other Person or is cared for, protected or insured or that the Liens granted to Agent herein or in any of the Security Documents or pursuant to this Agreement or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 13.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral as one of Lenders and that Agent shall have no duty or liability whatsoever to the Lenders.
(j)    Each Lender hereby appoints Agent and each other Lender as agent for the purpose of perfecting such Lender’s security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall notify Agent thereof and, promptly upon Agent’s request therefor, shall deliver such Collateral to Agent or in accordance with Agent’s instructions.
Section 14    Miscellaneous.
14.1    Headings. The headings and captions used in the Loan Documents are for convenience only and will not be deemed to define, affect, limit, amplify or modify the meaning, interpretation or scope of any of the terms or provisions of this Agreement or of any of the other Loan Documents.
14.2    Non-Business Days. Any payment or action that is due under any Loan Document on a non-Business Day shall be made or performed on the immediately preceding Business Day.
14.3    Communications. Unless otherwise provided, any consent, notice, or other communication under or in connection with any Loan Document must be in writing to be effective and shall be deemed to have been given (a) if by facsimile, when transmitted to the appropriate facsimile number, with confirmation of transmission, (b) if by mail, on the third Business Day after it is enclosed in an envelope and properly addressed, stamped, sealed, certified return receipt requested, and deposited in the appropriate official postal service, or (c) if by electronic mail or any other means, when actually received or delivered (with respect to electronic mail, each party giving such notice shall be responsible for keeping records acceptable to Agent and Lenders regarding all such notices). Until changed by notice pursuant to this Agreement, the address (and facsimile number) for each party is set out on Schedule 1. Any notice or other delivery required to be made to Agent or Lenders under this Agreement shall be delivered to Agent and each Lender.
14.4    Survival. Unless otherwise provided, all covenants, agreements, representations and warranties made in this Agreement and any of the other Loan Documents shall survive and continue in effect as long as the commitment by any Lender hereunder is in effect or the Obligation is outstanding; provided that the indemnities set out in Section 8.6 and their terms and provisions shall survive the satisfaction and payment of the Obligation and the termination of this Agreement and each Lender’s commitment hereunder.
14.5    Governing Law. This Agreement and each Loan Document shall be a contract made under and governed by the internal laws of the State of Texas applicable to contracts made and to be performed entirely within such state, without regard to conflict of law principles.
14.6    Invalid Provisions. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic and legal effect of which comes as close as possible to the intent of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
14.7    Multiple Counterparts.
(e)    Each Loan Document may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.
(f)    The exchange of copies of any Loan Document and of signature pages to any Loan Document by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of such Loan Document as to the parties thereto and may be used in lieu of the original Loan Document for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
14.8    Amendments; Conflicts; Successors and Assigns; Participations.
(e)    The Loan Documents may be amended, modified, supplemented or be the subject of a waiver only by a writing executed by Lenders and Borrowers. Any conflict or ambiguity between this Agreement and any other Loan Document is controlled by the terms and provisions of this Agreement. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective successors and permitted assigns.
(f)    Upon prior written notice to the Company, any Lender may assign all or any portion of its Notes and its other rights and obligations under this Agreement. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each assignment delivered to it and a register for the recordation of the names and addresses of the Lenders and the principal amounts (and stated interest) of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(g)    Any Lender may, at any time, sell to one or more Persons (each a “Participant”) participating interests in its portion of the Obligation, provided that, (i) such Lender remains the holder of the Principal Debt, (ii) such Lender’s obligations under this Agreement remain unchanged and such Lender remains solely responsible for the performance of those obligations, and (iii) each Borrower continues to deal solely and directly with such Lender regarding the Loan Documents. Each Lender is entitled to obtain (on behalf of its Participants) the benefits of Sections 2 and 3 (subject to the requirements and limitations therein, including the requirements under Section 3.8(a) and 3.8(b) (it being understood that the documentation required under Section 3.8(a) and (b) shall be delivered to the participating Lender)), but no Lender may sell any participating interest under which a Participant has any rights under the Loan Documents, except the right to approve amendments, modifications, or waivers of any Loan Document which (1) extend the due date for payment of any principal, interest, or fees due under the Loan Documents, (2) reduce the interest rate or the amount of principal or fees applicable to the Obligation, (3) postpone any date fixed for the payment of any scheduled installment of principal or interest on the Loans or any fees or other amounts payable under this Agreement, or for termination of the Loans, or (4) release all or substantially all of the Collateral. For the avoidance of doubt, nothing in this subsection (c) shall limit, modify, prohibit or otherwise affect in any way each Lender’s rights to assign all or any portion of its Notes and its other rights and obligations under this Agreement pursuant to subsection (b) above. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(h)    Any Lender may furnish any information concerning the Borrowers in its possession from time to time to assignees and Participants (including prospective assignees and Participants).
(i)    To facilitate any assignment or participation, Borrowers shall, from time to time at the request of any Lender, execute and deliver to such Lender or to such party or parties as such Lender may designate, any and all further instruments as may in the reasonable opinion of such Lender be necessary or advisable to give full force and effect to any transfer contemplated by this Section 14.8.
(j)    No Borrower may assign or transfer its rights or obligations hereunder or any interest herein or delegate its duties or obligations hereunder without the prior written consent of Agent and each of the Lenders.
14.9    Term. This Agreement will stay in effect until the later to occur of all Principal Debt and accrued interest under the Loans has been repaid in full and the Loans and all other Obligations cease to remain outstanding.
14.10    Marshaling; Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Borrower or any other Person or against or in payment of any or all of the Obligation hereunder. Except as otherwise provided herein, each Borrower’s obligations under the Loan Documents remain in full force and effect until the Obligation is paid in full (except for provisions under the Loan Documents which by their terms expressly survive payment of the Obligation and termination of the Loan Documents). If at any time any payment of the principal of or interest on the Loans or any other amount payable by any Borrower or any other obligor on the Obligation under any Loan Document is rescinded or must be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, the obligations of each Borrower under the Loan Documents with respect to that payment shall be reinstated as though the payment had been due but not made at that time.
14.11    Arbitration. Agent, each Lender, and each Borrower agree that upon the written demand of either party, whether made before or after the institution of any legal proceedings, but prior to the rendering of any judgment in that proceeding, all disputes, claims, and controversies between them, whether individual, joint, or class in nature, arising from this Agreement, the Loan Documents, or otherwise, including without limitation contract disputes and tort claims, shall be resolved by binding arbitration pursuant to the Commercial Rules of the American Arbitration Association (“AAA”). Any arbitration proceeding held pursuant to this arbitration provision shall be conducted in Houston, Texas, or at any other place selected by mutual agreement of the parties. No act to take or dispose of any Collateral shall constitute a waiver of this Section 14.11 agreement or be prohibited by this Section 14.11. This arbitration provision shall not limit the right of either party during any dispute, claim or controversy to seek, use, and employ ancillary, or preliminary rights and/or remedies, judicial or otherwise, for the purposes of realizing upon, preserving, protecting, foreclosing upon or proceeding under forcible entry and detainer for possession of, any real or personal property, and any such action shall not be deemed an election of remedies. Such remedies include, without limitation, obtaining injunctive relief or a temporary restraining order, invoking a power of sale under any deed of trust or mortgage, obtaining a writ of attachment or imposition of a receivership, or exercising any rights relating to personal property, including exercising the right of set-off, or taking or disposing of such property with or without judicial process pursuant to the UCC. Any disputes, claims or controversies concerning the lawfulness or reasonableness of an act, or exercise of any right or remedy concerning any Collateral, including any claim to rescind, reform, or otherwise modify any agreement relating to the Collateral, shall also be arbitrated; provided that, no arbitrator shall have the right or the power to enjoin or restrain any act of either party. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction. The statute of limitations, estoppel, waiver, laches and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of any action for these purposes. The Federal Arbitration Act (Title 9 of the United States Code) shall apply to the construction, interpretation, and enforcement of this arbitration provision.
14.12    No Implied Waivers; Cumulative Remedies; Writing Required. No delay or failure of Agent or any Lender in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or any other right, power or remedy. The rights and remedies hereunder of Agent and the Lenders are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of Agent or any Lender of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.
14.13    Electronic Submissions. Upon not less than thirty (30) days’ prior written notice (the “Approved Electronic Form Notice”), Agent and Lenders may permit or require that any of the documents, certificates, forms, deliveries or other communications, authorized, required or contemplated by this Agreement or the other Loan Documents be submitted to Agent and Lenders in Approved Electronic Form (as hereafter defined), subject to any reasonable terms, conditions and requirements in the applicable Approved Electronic Forms Notice. For purposes hereof “Electronic Form” means e-mail, e-mail attachments, data submitted on web-based forms or any other communication method that delivers machine readable data or information to Agent and Lenders, and “Approved Electronic Form” means an Electronic Form that has been approved in writing by Agent and Lenders (which approval has not been revoked or modified by Lender) and sent to Borrowers in an Approved Electronic Form Notice. Except as otherwise specifically provided in the applicable Approved Electronic Form Notice, any submissions made in an applicable Approved Electronic Form shall have the same force and effect that the same submissions would have had if they had been submitted in any other applicable form authorized, required or contemplated by this Agreement or the other Loan Documents
14.14    Jury Waiver. AGENT, LENDERS AND BORROWERS HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE

(WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN AGENT, LENDERS (OR ANY LENDER) AND BORROWERS (OR ANY BORROWER) ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY LOAN DOCUMENT, OR ANY RELATIONSHIP BETWEEN AGENT, ANY LENDER AND ANY BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT TO AGENT AND LENDERS TO PROVIDE THE FINANCING DESCRIBED IN THIS AGREEMENT.
14.15    Venue and Service of Process. EACH PARTY TO ANY LOAN DOCUMENT, IN EACH CASE FOR ITSELF, ITS SUCCESSORS AND ASSIGNS, (A) IRREVOCABLY SUBMITS AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF THE STATE OF TEXAS (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM), (B) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY LITIGATION ARISING OUT OF OR IN CONNECTION WITH THE LOAN DOCUMENTS AND THE OBLIGATION BROUGHT IN THE DISTRICT COURT OF HARRIS COUNTY, TEXAS, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS, HOUSTON DIVISION, (C) IRREVOCABLY WAIVES ANY CLAIMS THAT ANY LITIGATION BROUGHT IN ANY OF THE AFOREMENTIONED COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (D) IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THOSE COURTS IN ANY LITIGATION BY THE MAILING OF COPIES THEREOF BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, BY HAND-DELIVERY, OR BY DELIVERY BY A NATIONALLY RECOGNIZED COURIER SERVICE, AND SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY OF THE LEGAL PROCESS AT ITS ADDRESS SET OUT IN THIS AGREEMENT, AND (E) IRREVOCABLY AGREES THAT ANY LEGAL PROCEEDING AGAINST ANY PARTY TO ANY LOAN DOCUMENT ARISING OUT OF OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE OBLIGATION MAY BE BROUGHT IN ONE OF THE AFOREMENTIONED COURTS. THE SCOPE OF EACH OF THE FOREGOING CONSENTS AND WAIVERS IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH BORROWER ACKNOWLEDGES THAT THESE CONSENTS AND WAIVERS ARE A MATERIAL INDUCEMENT TO AGENT’S AND EACH LENDER’S AGREEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT AGENT AND LENDERS HAVE ALREADY RELIED ON THESE CONSENTS AND WAIVERS IN ENTERING INTO THIS AGREEMENT, AND THAT AGENT AND LENDERS WILL CONTINUE TO RELY ON EACH OF THESE CONSENTS AND WAIVERS IN RELATED FUTURE DEALINGS. EACH BORROWER FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THESE CONSENTS AND WAIVERS WITH ITS LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY AGREES TO EACH CONSENT AND WAIVER FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

THE CONSENTS AND WAIVERS IN THIS SECTION 14.15 ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THESE CONSENTS AND WAIVERS SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS, OR REPLACEMENTS TO OR OF THIS OR ANY OTHER LOAN DOCUMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
14.16    Marketing and Disclosure Rights of Lenders. Each Borrower hereby grants Agent and each Lender the right to divulge such Borrower’s name and a brief description of the transactions contemplated by this Agreement and the other Loan Documents, including such information as is normally and customarily provided in tombstone advertisements, on Agent’s or any Lender’s internet website, in Agent’s or any Lender’s newsletter or in any of Agent’s or any Lender’s other marketing materials; provided, that neither Agent nor any Lender shall divulge any non-public information about the financial condition of the Borrowers in any such advertisements. Each Borrower also grants Agent and each Lender the right to divulge all material aspects of the transactions contemplated by this Agreement and the other Loan Documents to Agent’s and each Lender’s lenders, partners, affiliates and potential investors, subject to Agent’s and Lenders’ obligations to instruct such Persons to maintain the confidentiality of such information. Borrower further understands and acknowledges that Agent and each Lender and one or more of their respective members and affiliates (including, without limitation, Main Street Capital II, LP, Main Street Mezzanine Fund, LP, Main Street Equity Interests, Inc. and Main Street Capital Partners, LLC) will likely have certain regulatory requirements in order to maintain compliance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and as such Borrower approves and consents to the disclosure of the transactions contemplated by this Agreement for such purposes.
14.17    Managerial Assistance by Lenders. Each Borrower acknowledges that each Lender has offered and continues to offer to make available managerial, consulting or other assistance upon such Borrower’s request.
14.18    Entirety. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN AGENT, LENDERS AND BORROWERS AND SUPERSEDE ANY AND ALL PREVIOUS AGREEMENTS AND UNDERSTANDINGS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF, INCLUDING WITHOUT LIMITATION THE COMMITMENT LETTER AND ANY TERM SHEET ENTERED INTO BY ANY LENDER AND ANY BORROWER. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
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Signatures are on the following page.]

EXECUTED as of the day and year set out in the introductory paragraph hereto.

AGENT: MAIN STREET CAPITAL CORPORATION, a Maryland corporation, as Agent By: /s/ Robert M Shuford Name: Robert M. Shuford Title: Managing Director

BORROWERS: GLOWPOINT, INC. a Delaware corporation By: /s/ David Clark Name: David Clark Title: Chief Financial Officer, Treasurer and Secretary
GP COMMUNICATIONS, LLC, a Delaware limited liability company By: Glowpoint, Inc., its managing member By: /s/ David Clark Name: David Clark Title: Chief Financial Officer, Treasurer and Secretary
AFFINITY VIDEONET, INC. a Delaware corporation By: /s/ David Clark Name: David Clark Title: Chief Financial Officer, Treasurer and Secretary

LENDER: MAIN STREET CAPITAL CORPORATION, a Maryland corporation By: /s/ Robert M. Shuford Name: Robert M. Shuford Title: Managing Director